As filed with the Securities and Exchange Commission on July 21, 2008.

Registration No. 333-150687

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO.1 TO

FORM S-1

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

CurrencySharesSM Russian Ruble Trust

Sponsored by Rydex Specialized Products LLC,

d/b/a Rydex Investments

(Exact name of Registrant as specified in its charter)

New York

(State or other jurisdiction of incorporation or organization)

6189

(Primary Standard Industrial Classification Code Number)

(I.R.S. Employer Identification No.)

9601 Blackwell Road

Suite 500

Rockville, Maryland 20850

Phone: (301) 296-5100

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Kevin Farragher

Chief Executive Officer

Rydex Specialized Products LLC

9601 Blackwell Road

Suite 500

Rockville, Maryland 20850

Phone: (301) 296-5100

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

George T. Simon, Esq. Foley & Lardner LLP 321 N. Clark Street Suite 2800 Chicago, IL 60610-4764 Phone: (312) 832-4500 Fax: (312) 832-4700	Yvette M. VanRiper, Esq. Foley & Lardner LLP One Detroit Center 500 Woodward Ave, Suite 2700 Detroit, MI 48226-3489 Phone: (313) 234-7100 Fax: (313) 234-2800

Approximate date of commencement of proposed sale to the public:  As soon as practicable after this registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and the Sponsor and the trust are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Preliminary Prospectus	Subject to Completion	July 21, 2008

[            ] Shares

[CurrencySharesSM Russian Ruble Trust Logo]

Russian Ruble Shares

The CurrencySharesSM Russian Ruble Trust (Trust) issues Russian Ruble Shares (Shares) that represent units of fractional undivided beneficial interest in, and ownership of, the Trust. Rydex Specialized Products LLC, d/b/a “Rydex Investments,” is the sponsor of the Trust (Sponsor) and may be deemed the “issuer” of the Shares pursuant to Section 2(a)(4) of the Securities Act of 1933, as amended (the Securities Act). The Bank of New York is the trustee of the Trust (Trustee), JPMorgan Chase Bank, N.A., London Branch is the depository for the Trust (Depository), and Rydex Distributors, Inc. is the distributor for the Trust (Distributor). The Trust intends to issue additional Shares on a continuous basis through the Trustee.

The Shares may be purchased from the Trust only in one or more blocks of 50,000 Shares, as described in “Creation and Redemption of Shares.” A block of 50,000 Shares is called a Basket. The Trust issues Shares in Baskets on a continuous basis to certain authorized participants (Authorized Participants) as described in “Plan of Distribution.” Each Basket, when created, is offered and sold to an Authorized Participant at a price in Russian Rubles equal to the net asset value (NAV) for 50,000 Shares on the day that the order to create the Basket is accepted by the Trustee.

It is expected that the Shares will be offered and sold to the public by Authorized Participants at varying prices in U.S. Dollars (USD) to be determined by reference to, among other things, the market price of the Russian Ruble and the trading price of the Shares on NYSE Arca at the time of each sale. Authorized Participants will not receive from the Trust, the Sponsor or any of their affiliates, any fee or other compensation in connection with the sale of Shares. Authorized Participants may receive commissions or fees from investors who purchase Shares through their commission- or fee-based brokerage accounts.

The Sponsor intends to apply to NYSE Arca to have the Shares trade on NYSE Arca under the symbol “XRU.” The Shares may also trade in other markets, but the Sponsor has not sought to have the Shares listed by any other market.

Investing in the Shares involves significant risks. See “Risk Factors,” starting on page 9.

Neither the Securities and Exchange Commission (SEC) nor any state securities commission has approved or disapproved of the securities offered in this prospectus, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The Shares are neither interests in nor obligations of the Sponsor, the Trustee, the Depository or the Distributor.

Neither the Shares nor the Trust’s two deposit accounts maintained at the Depository and the Russian Rubles deposited in them are deposits insured against loss by the Federal Deposit Insurance Corporation (FDIC) or any other federal agency of the United States. Deposits may have only limited protection under the Financial Services Compensation Scheme of England.

On [                    ], 2008 the Sponsor deposited 2,000 Russian Rubles into the primary deposit account of the Trust in exchange for one Share and the Trustee recorded the Share as owned by the Sponsor. The Sponsor purchased the Share solely for the purpose of forming the Trust and the Sponsor will redeem the Share for 2,000 Russian Rubles immediately after the SEC declares effective the registration statement. In order to provide liquidity for the Shares at the commencement of trading, the Initial Purchaser, [            ], having been appointed the specialist in the Shares by NYSE Arca, will deposit 300,000,000 Russian Rubles in the primary deposit account of the Trust and the Trustee will instruct DTC to record, and DTC will record, three Baskets totaling 150,000 Shares (constituting 2,000 Russian Rubles per Share) as owned by the Initial Purchaser.

The Initial Purchaser intends to offer to the public these 150,000 Shares at a per-Share offering price that will vary depending on, among other factors, the price of the Shares on NYSE Arca at the time of the offer. Shares offered by the Initial Purchaser at different times may have different offering prices. The Initial Purchaser will not receive from the Trust, the Sponsor, the Distributor or any of their affiliates any fee or other compensation in connection with the sale of the Shares.

The date of this prospectus is                     , 2008

This prospectus contains information you should consider when making an investment decision about the Shares. You may rely on the information contained in this prospectus. The Trust and the Sponsor have not authorized any person to provide you with different information and, if anyone provides you with different or inconsistent information, you should not rely on it. This prospectus is not an offer to sell the Shares in any jurisdiction where the offer or sale of the Shares is not permitted. The Shares are not registered for public sale in any jurisdiction other than the United States.

i

Authorized Participants may be subject to the prospectus delivery requirements of the Securities Act when effecting transactions in the Shares. See “Plan of Distribution.”

This prospectus summarizes certain documents and other information in a manner the Sponsor believes to be accurate. The information contained in the sections captioned “Overview of the Foreign Exchange Industry,” “The Russian Ruble” and “Investment Attributes of the Trust” is based on information obtained from sources that the Sponsor believes to be reliable. The accuracy, reliability and completeness of this information is not guaranteed, however, and has not been independently verified. In making an investment decision, you must rely on your own examination of the Trust, the foreign exchange market, the market for Russian Rubles, the terms of the offering and the Shares, including the merits and risks involved.

ii

Prospectus Summary

This is a summary of the prospectus. You should read the entire prospectus, including “Risk Factors” beginning on page 9, before making an investment decision about the Shares. See “Glossary of Terms” beginning on page 15 for a description of certain terms used in this prospectus.

TRUST STRUCTURE

The Trust is a grantor trust to be formed under the laws of the State of New York pursuant to the Depositary Trust Agreement. The Trust will hold Russian Rubles and is expected from time to time to issue Baskets in exchange for deposits of Russian Rubles and to distribute Russian Rubles in connection with redemptions of Baskets. The investment objective of the Trust is for the Shares to reflect the price in USD of the Russian Ruble. Earning income for Shareholders is not the objective of the Trust. Whether investors earn income will primarily depend on the relative value of the Russian Ruble and the USD. If the Russian Ruble appreciates relative to the USD and a Shareholder sells Shares, the Shareholder will earn income. If the Russian Ruble depreciates relative to the USD and a Shareholder sells Shares, the Shareholder will incur a loss.

The Sponsor believes that, for many investors, the Shares represent a cost-effective investment in Russian Rubles. The material terms of the Depositary Trust Agreement are discussed in greater detail in “Description of the Depositary Trust Agreement.” The Shares represent units of fractional undivided beneficial interest in, and ownership of, the Trust. The Sponsor intends to apply to NYSE Arca to have the Shares trade on NYSE Arca under the symbol “XRU.” The Shares may also trade in other markets, but the Sponsor has not sought to have the Shares listed by any other market.

The Sponsor, Rydex Specialized Products LLC d/b/a “Rydex Investments,” a Delaware limited liability company, is responsible for establishing the Trust and for registering the Shares. The Sponsor generally oversees the performance of the Trustee and the Trust’s principal service providers, but does not exercise day-to-day oversight over the Trustee or the Trust’s service providers. The Sponsor may remove the Trustee if any of various events occur. See “Description of the Depositary Trust Agreement — The Trustee — Resignation, discharge or removal of trustee; successor Trustees” for more information. The Sponsor maintains a public website on behalf of the Trust, containing information about the Trust and the Shares. The internet address of the Trust’s website is www.currencyshares.com. This internet address is provided only as a convenience to you; the information contained on or connected to the Trust’s website is not considered part of this prospectus. The general role and responsibilities of the Sponsor are discussed further under “The Sponsor.”

The Trustee is The Bank of New York, a banking corporation formed under the laws of the State of New York with trust powers. The Trustee is generally responsible for the day-to-day administration of the Trust. This includes calculating the NAV of the Trust and the NAV per Share each business day, paying the Trust’s expenses (which are accrued daily but paid monthly), including withdrawing the Trust’s Russian Rubles, if needed, receiving and processing orders from Authorized Participants to create and redeem Baskets and coordinating the processing of such orders with the Depository and DTC. The general role, responsibilities and regulation of the Trustee are further described under “The Trustee.”

The Depository is JPMorgan Chase Bank, N.A., London Branch. The Depository and the Trustee have elected the laws of England to govern the Deposit Account Agreement between them. The Depository accepts Russian Rubles deposited with it by Authorized Participants in connection with the creation of Baskets. The Depository facilitates the transfer of Russian Rubles into and out of the Trust through the two deposit accounts maintained with it by the Trust. The Depository will pay interest on the primary deposit account but not on the secondary deposit account. Interest on the primary deposit account accrues daily and is paid monthly. The initial annual nominal interest rate as set forth in the Deposit Account Agreement is [            ]. The general role, responsibilities and regulation of the Depository and the two deposit accounts are further described under “The Depository” and “Description of the Deposit Account Agreement.”

Detailed descriptions of certain specific rights and duties of the Trustee and the Depository are set forth under “Description of the Shares,” “Description of the Depositary Trust Agreement” and “Description of the Deposit Account Agreement.”

The Distributor, Rydex Distributors, Inc., is a corporation formed under the laws of the State of Maryland. The Distributor is assisting the Sponsor in marketing the Shares. Specifically, the Distributor will develop a marketing plan for the Trust, prepare marketing materials regarding the Shares, including the content of the Trust’s website, execute the marketing plan for the Trust and provide strategic and tactical research on the foreign exchange markets, in each case in compliance with applicable laws and regulations. The Distributor and the Sponsor are affiliates of one another. There is no written agreement between them, and no compensation is paid by the Sponsor to the Distributor in connection with services performed by the Distributor for the Trust. See “The Distributor” for more information.

TRUST OVERVIEW

The investment objective of the Trust is for the Shares to reflect the price in USD of the Russian Ruble. The Shares are intended to provide institutional and retail investors with a simple, cost-effective means of gaining investment benefits similar to those of holding Russian Rubles. The Shares are an investment that is:

Easily Accessible. Investors will be able to access the market for Russian Rubles through a traditional brokerage account. When admitted to trading, the Shares will be bought and sold on NYSE Arca like any other exchange-listed security.

Cost-Effective. Investors and businesses wishing to buy or sell currencies in modest size have had to pay as much as a 3% commission to effectuate their transactions. Because Shares will be traded as securities, transaction costs will be substantially reduced.

Exchange-Traded. Because they will be traded on NYSE Arca, the Shares will provide investors with an efficient means of implementing investment tactics and strategies that involve Russian Rubles. NYSE Arca-listed securities are eligible for margin accounts. Accordingly, investors will be able to purchase and hold Shares with borrowed money to the extent permitted by law.

Transparent. The Shares will be backed by the assets of the Trust, which will not hold or use derivative products. The value of the holdings of the Trust will be reported on the Trust’s website, www.currencyshares.com, every business day.

Investing in the Shares will not insulate the investor from price volatility or other risks. See “Risk Factors.”

PRINCIPAL OFFICES

The principal offices of the Sponsor, the Trust and the Distributor are the offices of Rydex Investments at 9601 Blackwell Road, Suite 500, Rockville, Maryland 20850. The telephone number of Rydex Investments at that address is (800) 820-0888. Neither the Sponsor, the Trust nor the Distributor own or lease any other real estate. The Trustee has a trust office at 2 Hanson Place, Brooklyn, New York 11217. The Depository is located at 125 London Wall, London, EC2Y 5AJ, United Kingdom.

The Offering

Offering	The Shares represent units of fractional undivided beneficial interest in, and ownership of, the Trust.

Use of proceeds	The proceeds received by the Trust from the issuance and sale of Baskets are Russian Rubles. In accordance with the Depositary Trust Agreement, during the life of the Trust these proceeds will only be (1) owned by the Trust and held by the Depository, (2) disbursed or sold as needed to pay the Trust’s expenses and (3) distributed to Authorized Participants upon the redemption of Baskets.

Proposed NYSE Arca symbol	XRU

CUSIP	[ ]

Creation and redemption	The Trust will create and redeem the Shares on a continuous basis, but only in Baskets. A Basket is a block of 50,000 Shares. The creation and redemption of Baskets requires the delivery to the Trust or the distribution by the Trust of the amount of Russian Rubles represented by the Baskets being created or redeemed, the amount of which is based on the combined NAV per Share of the number of Shares included in the Baskets being created or redeemed. Three Baskets, representing 150,000 Shares or 300,000,000 Russian Rubles, is the minimum amount that must be issued and sold by the Trust for this offering to be consummated and for the Shares to commence trading on NYSE Arca. The amount of Russian Rubles required to create a Basket or to be delivered upon the redemption of a Basket may gradually decrease over time if the Trust’s Russian Rubles are withdrawn to pay the Trust’s expenses. See “Investment Attributes of the Trust — Pro Forma Impact of Trust Expenses.” Baskets may be created or redeemed only by Authorized Participants. Authorized Participants pay a transaction fee for each order to create or redeem Baskets and may sell to other investors the Shares included in the Baskets that they create. See “Creation and Redemption of Shares” for more details.

Interest on deposits

JPMorgan Chase Bank, N.A., London Branch will maintain two Russian Ruble-denominated, demand deposit accounts for the Trust: a primary deposit account which will earn interest and a secondary deposit account which will not earn interest. The secondary deposit account will be used to account for interest received and paid out on creations and redemptions of Baskets. The secondary deposit account will be used to account for interest earned on the primary deposit account, pay Trust expenses and distribute any excess interest to Shareholders on a monthly basis. Interest on the primary deposit account accrues daily and is paid monthly. The initial annual nominal interest rate as set forth in the Deposit Account Agreement is [            ]. The Depository may change this rate in the future based upon changes in market conditions or the Depository’s liquidity needs. The Depository will notify the Sponsor of the interest rate applied each business day after the close of such business day. The Sponsor will disclose the interest rate on the Trust’s website. If the Sponsor believes that the interest rate paid by the Depository is not competitive, the Sponsor’s recourse will be to remove the Depository by terminating the Deposit Account Agreement and closing the accounts. See “Description of the Deposit Account Agreement.” Neither the Trustee nor the Sponsor has the power or authority to deposit the Trust’s Russian Rubles with any other person, entity or account. Interest earned on the deposited Russian Rubles will be used to pay the Trust’s expenses. Any excess interest will be distributed to Shareholders monthly. Such interest is not expected to form a significant part of the Shareholders’ investment return. If the Trust’s expenses exceed interest earned, the Trustee will withdraw Russian Rubles held by the Trust to pay the excess, thereby reducing the number of Russian Rubles per Share. Each sale of Russian Rubles by the Trust will be a taxable event to Shareholders. See “United States Federal Tax Consequences — Taxation of U.S. Shareholders.”

Neither the Shares nor the Deposit Accounts and the Russian Rubles deposited in them are deposits insured against loss by the FDIC or any other federal agency of the United States. Deposits may have only limited protection under the Financial Services Compensation Scheme of England.

Net Asset Value	The NAV of the Trust is the aggregate value, expressed in USD, of the Trust’s assets less its liabilities (which include estimated accrued but unpaid fees and expenses). The Trustee will calculate, and the Sponsor will publish, the Trust’s net asset value (NAV) each business day. To calculate the NAV, the Trustee will add to the amount of Russian Rubles in the Trust at the end of the preceding business day accrued but unpaid interest, Russian Rubles receivable under pending purchase orders and the value of other Trust assets, and will subtract the accrued but unpaid Sponsor’s fee, Russian Rubles payable under pending redemption orders and other Trust expenses and liabilities, if any. The NAV will be expressed in USD based on the Closing Rate as reported by Reuters. If, on a particular evaluation day, the Closing Rate is not reported at 4:30 PM (New York time), then the most recent Closing Rate shall be used to determine the NAV of the Trust unless the Trustee, in consultation with the Sponsor, determines that such price is inappropriate to use as the basis for such valuation. In the event that the Trustee and the Sponsor determine that the most recent Closing Rate is not an appropriate basis for valuation of the Trust’s Russian Rubles, the Trustee and the Sponsor shall determine an alternative basis for such evaluation to be employed by the Trustee.

Such an alternative basis may include reference to other exchange traded securities that reflect the value of the Russian Ruble relative to the USD. The use of any alternative basis to determine NAV would be disclosed on the Trust’s website. The Trustee also determines the NAV per Share, which equals the NAV of the Trust divided by the number of outstanding Shares. The Sponsor will publish the NAV and NAV per Share on each day that NYSE Arca is open for regular trading on the Trust’s website, www.currencyshares.com.

Trust expenses	The Trust’s only ordinary recurring expense is expected to be the Sponsor’s fee. The Sponsor is obligated under the Depositary Trust Agreement to assume and pay the following administrative and marketing expenses of the Trust: the Trustee’s monthly fee, typical maintenance and transaction fees of the Depository, NYSE Arca listing fees, printing and mailing costs, audit fees and expenses, up to $100,000 per annum in legal fees and expenses, and applicable license fees. The Sponsor will also pay the costs of the Trust’s organization and the cost of the initial sale of the Shares, including the applicable SEC registration fees. The Trust may incur additional expenses in certain other circumstances. These additional expenses include expenses not assumed by the Sponsor, taxes and governmental charges, expenses and costs of any extraordinary services performed by the Trustee or the Sponsor on behalf of the Trust or action taken by the Trustee or the Sponsor to protect the Trust or the interests of Shareholders, indemnification of the Sponsor under the Depositary Trust Agreement and legal fees and expenses in excess of $100,000 per year. If these additional expenses are incurred, the Trust will be required to pay these expenses by withdrawing deposited Russian Rubles and the amount of Russian Rubles represented by a Share will decline at such time. Accordingly, the Shareholders will effectively bear the cost of these other expenses, if incurred. Although the Trust cannot definitively state the frequency or magnitude of such expenses, the Trust predicts that they will occur infrequently, if at all. See “Description of the Depositary Trust Agreement — Expenses of the Trust.”

The Sponsor’s fee accrues daily at an annual nominal rate of 0.40% of the Russian Rubles in the Trust (including all unpaid interest but excluding unpaid fees, each as accrued through the immediately preceding day) and is paid monthly. To pay the Sponsor’s fee and any other Trust expenses that have been incurred each month, the Trustee will first withdraw Russian Rubles the Trust has earned as interest. If that is not sufficient to pay the Trust’s expenses, then the Trustee will withdraw deposited Russian Rubles as needed. See “Investment Attributes of the Trust — Trust Expenses” and “Description of the Depositary Trust Agreement — Expenses of the Trust.” The payment of expenses in Russian Rubles and the conversion of Russian Rubles to USD, if required to pay expenses of the Trust, are generally taxable events to U.S. Shareholders. See “United States Federal Tax Consequences — Taxation of U.S. Shareholders.” The Trust and the Sponsor do not anticipate any non-ordinary recurring expenses that will be paid from the Trust.

Termination events	The Trustee will terminate the Trust if any of the following events occur:

•	the Sponsor has given notice of resignation or is unable to perform its duties or becomes bankrupt or insolvent and the Trustee does not appoint a successor sponsor or agree to act as sponsor;

•	Shareholders holding at least 75% of the outstanding Shares notify the Trustee that they elect to terminate the Trust;

•	the Depository resigns or is removed; or

•

the Trustee receives notice from the IRS or from counsel for the Trust or the Sponsor that the Trust fails to qualify for treatment, or will not be treated, as a grantor trust under the Internal Revenue Code of 1986, as amended (Internal Revenue Code).

The Sponsor may, in its sole discretion, direct the Trustee to terminate the Trust if any of the following events occur:

•	the Shares are delisted from NYSE Arca and are not listed for trading on another U.S. national securities exchange within five business days from the date the Shares are delisted;

•	the SEC determines that the Trust is an investment company under the Investment Company Act;

•	the NAV of the Trust remains less than $100 million for 30 consecutive business days at any time within the first 90 days of the Shares being eligible for trading on NYSE Arca;

•	all of the Trust’s assets are sold;

•

the aggregate market capitalization of the Trust, based on the closing price for the Shares, remains less than $300 million for five consecutive trading days beginning after the first anniversary of the Trust’s inception; or

•	DTC stops providing book-entry settlement services for the Shares.

If the Trustee notifies the Sponsor of the Trustee’s election to resign and the Sponsor does not appoint a successor trustee within 60 days, the Trustee may terminate the Trust.

The Trust will terminate on [                    ], 2048 if it has not been terminated prior to that date. Upon termination of the Trust and surrender of Shares by the Shareholders, Shareholders will receive the amount of Russian Rubles represented by their Shares. If, however, a Shareholder surrenders its Shares 90 days or more after the termination of the Trust, it will receive a distribution in USD after the

Trustee has sold the Trust’s Russian Rubles and has paid or made provision for the Trust’s liabilities. See “Description of the Trust Agreement — Termination of the Trust.”

Authorized Participants	An Authorized Participant is a DTC Participant that is a registered broker-dealer or other securities market participant such as a bank or other financial institution that is not required to register as a broker-dealer to engage in securities transactions and has entered into a Participant Agreement with the Trustee. Only Authorized Participants may place orders to create or redeem Baskets. The Participant Agreement provides the procedures for the creation and redemption of Baskets and for the delivery of Russian Rubles required for creation or redemption. A list of the current Authorized Participants can be obtained from the Trustee or the Sponsor. See “Creation and Redemption of Shares” for more details.

Shareholders Trading via NYSE Arca	A Shareholder who buys or sells Shares from, to, or through a broker-dealer should expect to be charged a commission by the broker-dealer for effecting the transaction. Investors are encouraged to review the terms of their brokerage accounts for details on applicable commissions or charges.

Clearance and settlement	The Sponsor and the Trustee will apply to DTC for acceptance of the Shares in its book-entry settlement system. If the Shares are eligible for book-entry settlement, all Shares will be evidenced by one or more global certificates that the Trustee will issue to DTC. The Shares will be available only in book-entry form. Shareholders may hold their Shares through DTC, if they are DTC Participants, or through Authorized Participants or Indirect Participants.

Summary Financial Condition

As of [                    ], 2008, the date of formation of the Trust and the date the Sponsor deposited 2,000 Russian Rubles in the Trust’s primary deposit account with the Depository, the NAV of the Trust, which represents the value of the Russian Rubles deposited into the Trust in exchange for the initial Share, was $[        ] and the NAV per Share was $[            ]. See “Statement of Financial Condition” on page F-3.

Risk Factors

You should consider carefully the risks described below before making an investment decision. You should also refer to the other information included in this prospectus, including the Trust’s financial statements and the related notes.

The value of the Shares relates directly to the value of the Russian Rubles held by the Trust. Fluctuations in the price of the Russian Ruble could materially and adversely affect the value of the Shares.

The Shares are designed to reflect the price of the Russian Ruble, plus accumulated interest, less the Trust’s expenses. Several factors may affect the price of the Russian Ruble, including:

•	Debt level and trade deficit of Russia;

•	Inflation rates of the United States and Russia and investors’ expectations concerning inflation rates;

•	Interest rates of the United States and Russia and investors’ expectations concerning interest rates;

•	Investment and trading activities of mutual funds, hedge funds and currency funds; and

•	Global or regional political, economic or financial events and situations.

In addition, the Russian Ruble may not maintain its long-term value in terms of purchasing power in the future. When the price of the Russian Ruble declines, the Sponsor expects the price of a Share to decline as well.

The Russian Ruble/USD exchange rate, like foreign exchange rates in general, can be volatile and difficult to predict. This volatility could materially and adversely affect the performance of the Shares.

Foreign exchange rates are influenced by the factors identified immediately above and may also be influenced by: changing supply and demand for a particular currency; monetary policies of governments (including exchange control programs, restrictions on local exchanges or markets and limitations on foreign investment in a country or on investment by residents of a country in other countries); changes in balances of payments and trade; trade restrictions; and currency devaluations and revaluations. Also, governments from time to time intervene in the currency markets, directly and by regulation, in order to influence prices directly. These events and actions are unpredictable and could materially and adversely affect the performance of the Shares.

If interest earned by the Trust does not exceed expenses, the Trustee will withdraw Russian Rubles from the Trust to pay these excess expenses which will reduce the amount of Russian Rubles represented by each Share on an ongoing basis and may result in adverse tax consequences.

Each outstanding Share will represent a fractional, undivided interest in the Russian Rubles held by the Trust. Although the Trust will generate interest, it is possible that the amount of interest earned may not exceed expenses, in which case the Trustee will withdraw Russian Rubles from the Trust to pay these excess expenses. As a result, the amount of Russian Rubles represented by each Share may gradually decline over time. This is true even if additional Shares are issued in exchange for additional deposits of Russian Rubles into the Trust, as the amount of Russian Rubles required to create Shares will proportionately reflect the amount of Russian Rubles represented by the Shares outstanding at the time of creation. Assuming a constant Russian Ruble price, if expenses exceed interest earned, the trading price of the Shares will gradually decline relative to the price of the Russian Ruble as the amount of Russian Rubles represented by the Shares gradually declines. In this event, the Shares will only maintain their original price if the price of the Russian Ruble increases.

Investors should be aware that a gradual decline in the amount of Russian Rubles represented by the Shares may occur regardless of whether the trading price of the Shares rises or falls in response to changes in the price of the Russian Ruble. The estimated ordinary operating expenses of the Trust, which accrue daily commencing after the first day of trading of the Shares on NYSE Arca, are described in “Investment Attributes of the Trust — Trust Expenses.”

The payment of expenses by the Trust will result in a taxable event to Shareholders. To the extent Trust expenses exceed interest paid to the Trust, a gain or loss may be recognized by Shareholders depending on the tax basis of the tendered Russian Ruble. See “United States Federal Tax Consequences — Taxation of U.S. Shareholders” for more information.

If the Trust incurs expenses in USD, the Trust would be required to sell Russian Rubles to pay these expenses. The sale of the Trust’s Russian Rubles to pay expenses in USD at a time of low Russian Ruble prices could adversely affect the value of the Shares.

The Trustee will sell Russian Rubles held by the Trust to pay any Trust expenses incurred in USD, irrespective of then-current Russian Ruble prices. The Trust is not actively managed and no attempt will be made to buy or sell Russian Rubles to protect against or to take advantage of fluctuations in the price of the Russian Ruble. Consequently, if the Trust incurs expenses in USD the Trust’s Russian Rubles may be sold at a time when the Russian Ruble price is low, resulting in a negative effect on the value of the Shares.

Purchasing activity in the Russian Ruble market associated with the purchase of Baskets from the Trust may cause a temporary increase in the price of the Russian Ruble. This increase may adversely affect an investment in the Shares.

Purchasing activity associated with acquiring the Russian Rubles required for deposit into the Trust in connection with the creation of Baskets may temporarily increase the market price of Russian Rubles, which will result in higher prices for the Shares. Temporary increases in the market price of the Russian Ruble may also occur as a result of the purchasing activity of other market participants. Other market participants may attempt to benefit from an increase in the market price of Russian Rubles that may result from increased purchasing activity of Russian Rubles connected with the issuance of Baskets. Consequently, the market price of Russian Rubles may decline immediately after Baskets are created. If the price of Russian Rubles declines, then it is anticipated that the trading price of the Shares will also decline. In addition, if the Trust experiences a significant increase in its expenses due to an unexpected event, then it is anticipated that the unexpected expenses would reduce the NAV of the Trust, which would cause the trading price of the Shares to decline even if the price of Russian Rubles did not decline.

The Deposit Accounts are not entitled to payment at any office of JPMorgan Chase Bank, N.A. located in the United States.

The federal laws of the United States prohibit banks located in the United States from paying interest on unrestricted demand deposit accounts. Therefore, payments out of the Deposit Accounts will be payable only at the London branch of JPMorgan Chase Bank, N.A., located in England. The Trustee will not be entitled to demand payment of these accounts at any office of JPMorgan Chase Bank, N.A. that is located in the United States. JPMorgan Chase Bank, N.A. will not be required to repay the deposit if its London branch cannot repay the deposit due to an act of war, insurrection or civil strife or an action by a foreign government or instrumentality (whether de jure or de facto) in England.

Shareholders will not have the protections associated with ownership of a demand deposit account insured in the United States by the Federal Deposit Insurance Corporation nor the full protection provided for bank deposits under English law.

Neither the Shares nor the Deposit Accounts and the Russian Rubles deposited in them are a deposit insured against loss by the FDIC or any other federal agency. Deposits may have only limited protection under the Financial Services Compensation Scheme of England.

Russian Rubles deposited in the Deposit Accounts by an Authorized Participant will be commingled with Russian Rubles deposited by other Authorized Participants. If the Depository becomes insolvent, its assets may not be adequate to satisfy a claim by the Trust or any Authorized Participant. In addition, in the event of the insolvency of the Depository or the U.S. bank of which it is a branch, there may be a delay and costs incurred in recovering the Russian Rubles held in the Deposit Accounts.

The Trust will have no proprietary rights in or to any specific Russian Rubles held by the Depository and will be an unsecured creditor of the Depository with respect to the Russian Rubles held in the Deposit Accounts in the event of the insolvency of the Depository or the U.S. bank of which it is a branch. In the event the Depository or the U.S. bank of which it is a branch becomes insolvent, the Depository’s assets might not be adequate to satisfy a claim by the Trust or any Authorized Participant for the amount of Russian Rubles deposited by the Trust or the Authorized Participant, in such event, the Trust and any Authorized Participant will generally have no right in or to assets other than those of the Depository.

In the case of insolvency of the Depository or JPMorgan Chase Bank, N.A., the U.S. bank of which the Depository is a branch, a liquidator may seek to freeze access to the Russian Rubles held in all accounts by the Depository, including the Deposit Accounts. The Trust and the Authorized Participants could incur expenses and delays in connection with asserting their claims. These problems would be exacerbated by the reality that the Deposit Accounts will not be held in the U.S. but instead will be held at the London branch of a U.S. national bank, where it will be subject to English insolvency law. Further, under U.S. law, in the case of the insolvency of JPMorgan Chase Bank, N.A., the claims of creditors in respect of accounts (such as the Trust’s Deposit Accounts) that are maintained with an overseas branch of JPMorgan Chase Bank, N.A. will be subordinate to claims of creditors in respect of accounts maintained with JPMorgan Chase Bank, N.A. in the U.S., greatly increasing the risk that the Trust and the Trust’s beneficiaries would suffer a loss.

Shareholders will not have the protections associated with ownership of shares in an investment company registered under the Investment Company Act.

The Investment Company Act is designed to protect investors by preventing: insiders from managing investment companies to their benefit and to the detriment of public investors; the issuance of securities having inequitable or discriminatory provisions; the management of investment companies by irresponsible persons; the use of unsound or misleading methods of computing earnings and asset value; changes in the character of investment companies without the consent of investors; and investment companies from engaging in excessive leveraging. To accomplish these ends, the Investment Company Act requires the safekeeping and proper valuation of fund assets, restricts greatly transactions with affiliates, limits leveraging, and imposes governance requirements as a check on fund management. The Investment Company Act applies to a range of investment company structures, but, in practice, primarily regulates a company holding a portfolio of investment securities such as publicly traded stocks, bonds and money market instruments: selected by an affiliated investment adviser pursuant to the company’s stated investment objectives, policies, restrictions, strategies and techniques where the investment adviser manages the portfolio and otherwise operates the company on a day-to-day basis for a management fee and other charges and expenses and, in doing so, has conflicts of interest with the company; valued, priced for sale and redemption, physically held and traded in securities markets pursuant to computational, custody and brokerage and other transactional requirements peculiar to such a portfolio of investment securities; and overseen by the company’s board of directors that is elected, constituted and governed pursuant to specified standards developed in the context of such a portfolio of investment securities.

The Trust is not registered as an investment company under the Investment Company Act and is not required to register under that Act. Consequently, Shareholders will not have the regulatory protections afforded to investors in registered investment companies.

Shareholders will not have the rights enjoyed by investors in certain other financial instruments.

As interests in a grantor trust, the Shares will have none of the statutory rights normally associated with the ownership of shares of a business corporation, including, for example, the right to bring “oppression” or “derivative” actions. Apart from the rights afforded to them by federal and state securities laws, Shareholders have only those rights relative to the Trust, the Trust property and the Shares that are set forth in the Depositary Trust Agreement. In this connection, the Shareholders have limited voting and distribution rights. They do not have the right to elect directors. See “Description of the Shares” for a description of the limited rights of the Shareholders.

The Shares may trade at a price which is at, above, or below the NAV per Share.

The NAV per Share fluctuates with changes in the market value of the Trust’s assets. The market price of Shares can be expected to fluctuate in accordance with changes in the NAV per Share, but also in response to market supply and demand. As a result, the Shares might trade at prices at, above or below the NAV per Share.

The interest rate earned by the Trust, although competitive, may not be the best rate available. If the Sponsor determines that the interest rate is inadequate, then its sole recourse will be to remove the Depository and terminate the Deposit Accounts.

The Depository is committed to endeavor to pay a competitive interest rate on the balance of Russian Rubles in the primary deposit account of the Trust. Interest on the primary deposit account accrues daily and is paid monthly. The initial annual nominal interest rate as set forth in the Deposit Account Agreement is [            ]. The Depository may change the rate based upon changes in market conditions or the Depository’s liquidity needs. The Depository will notify the Sponsor of the interest rate applied each business day after the close of such business day. The Sponsor will disclose the interest rate on the Trust’s website. If the Sponsor believes that the interest rate paid by the Depository is not adequate, the Sponsor’s sole recourse will be to remove the Depository and terminate the Deposit Accounts. The Depository will not be paid a fee for its services to the Trust; rather, it will generate income or loss based on its ability to earn a “spread” or “margin” over the interest it pays to the Trust by using the Trust’s Russian Rubles to make loans or in other banking operations. For these reasons, you should not expect that the Trust will be paid the best available interest rate at any time or over time.

The Depository owes no fiduciary duties to the Trust or the Shareholders, is not required to act in their best interest and could resign or be removed by the Sponsor, which would trigger early termination of the Trust.

The Depository is not a trustee for the Trust or the Shareholders. As stated above, the Depository is not obligated to maximize the interest rate paid to the Trust. In addition, the Depository has no duty to continue to act as the depository of the Trust. The Depository could terminate its role as depository for any reason whatsoever upon 90 days’ notice to the Trust. Such a termination might result, for example, if the Sponsor determines that the interest rate paid by the Depository is inadequate. In the event that the Depository were to resign or be removed, the Trust will be terminated.

Shareholders may incur significant fees upon the termination of the Trust.

The occurrence of any one of several events would either require the Trust to terminate or permit the Sponsor to terminate the Trust. For example, if the Depository were to resign or be removed, then the Sponsor would be required to terminate the Trust. Shareholders tendering their Shares within 90 days of the Trust’s termination will receive the amount of Russian Rubles represented by their Shares. Shareholders may incur significant fees if they choose to convert the Russian Rubles they receive to USD. See “Description of the Depositary Trust Agreement — Termination of the Trust” for more information about the termination of the Trust, including when the termination of the Trust may be triggered by events outside the direct control of the Sponsor, the Trustee or the Shareholders.

Redemption orders are subject to rejection by the Trustee under certain circumstances.

The Trustee will reject a redemption order if the order is not in proper form as described in the Participant Agreement or if the fulfillment of the order, in the opinion of its counsel, might be unlawful. Any such rejection could adversely affect a redeeming Shareholder. For example, the resulting delay would adversely affect the value of the Shareholder’s redemption distribution if the NAV were to decline during the delay. See “Creation and Redemption of Shares — Redemption Procedures — Suspension or rejection of redemption orders.” In the Depositary Trust Agreement, the Sponsor and the Trustee disclaim any liability for any loss or damage that may result from any such rejection.

Substantial sales of Russian Rubles by the official sector could adversely affect an investment in the Shares.

The official sector consists of central banks, other governmental agencies and multi-lateral institutions that buy, sell and hold Russian Rubles as part of their reserve assets. The official sector holds a significant amount of Russian Rubles that can be mobilized in the open market. In the event that future economic, political or social conditions or pressures require members of the official sector to sell their Russian Rubles simultaneously or in an uncoordinated manner, the demand for Russian Rubles might not be sufficient to accommodate the sudden increase in the supply of Russian Rubles to the market. Consequently, the price of the Russian Ruble could decline, which would adversely affect an investment in the Shares.

Shareholders that are not Authorized Participants may only purchase or sell their Shares in secondary trading markets.

Only Authorized Participants may create or redeem Baskets through the Trust. All other investors that desire to purchase or sell Shares must do so through NYSE Arca or in other markets, if any, in which the Shares may be traded.

The liability of the Sponsor and the Trustee under the Depositary Trust Agreement is limited and, except as set forth in the Depositary Trust Agreement, they are not obligated to prosecute any action, suit or other proceeding in respect of any Trust property.

The Depositary Trust Agreement provides that neither the Sponsor nor the Trustee assumes any obligation or is subject to any liability under the Trust Agreement to any Shareholder, except that they each agree to perform their respective obligations specifically set forth in the Depositary Trust Agreement without negligence or bad faith. Additionally, neither the Sponsor nor the Trustee is obligated to, although each may in its respective discretion, prosecute any action, suit or other proceeding in respect of any Trust property. The Depositary Trust Agreement does not confer upon Shareholders the right to prosecute any such action, suit or other proceeding.

The Depositary Trust Agreement may be amended to the detriment of Shareholders without their consent.

The Sponsor and the Trustee may amend most provisions (other than those addressing core economic rights) of the Depositary Trust Agreement without the consent of any Shareholder. Such an amendment could impose or increase fees or charges borne by the Shareholders. Any amendment that increases fees or charges (other than taxes and other governmental charges, registration fees or other expenses), or that otherwise prejudices any substantial existing rights of Shareholders, will not become effective until 30 days after written notice is given to Shareholders.

The License Agreement with The Bank of New York may be terminated by The Bank of New York in the event of a material breach. Termination of the License Agreement might lead to early termination and liquidation of the Trust.

BNY and an affiliate of the Sponsor have entered into a License Agreement granting the Sponsor’s affiliate a license to certain patent applications made by BNY covering systems and methods for securitizing a commodity. The Sponsor’s affiliate has sublicensed the license to the Sponsor. The license is limited to a non-exclusive grant for the life of BNY’s patents and patent applications. The License Agreement provides that each of the parties may provide notice of intent to terminate the License Agreement in the event the other party commits a material breach. If the License Agreement is terminated and one or more of BNY’s patent applications issue as patents, then BNY may claim that the operation of the Trust violates its patent or patents and seek an injunction forcing the Trust to cease operation and the Shares to cease trading. In that case, the Trust might be forced to terminate and liquidate, which would adversely affect Shareholders.

Glossary of Terms

In this prospectus, each of the following terms has the meaning assigned to it here:

“Authorized Participant” — A DTC Participant that is a registered broker-dealer or other securities market participant such as a bank or other financial institution that is not required to register as a broker-dealer to engage in securities transactions and that has entered into a Participant Agreement with the Sponsor and the Trustee. Only Authorized Participants may place orders to create or redeem Baskets.

“Basket Russian Ruble Amount” — The deposit required to create one or more Baskets pursuant to a purchase order. This deposit will be an amount of Russian Rubles bearing the same proportion to the number of Baskets to be created as the total assets of the Trust (net of estimated accrued but unpaid expenses) bears to the number of Baskets outstanding on the date that the order to purchase is accepted by the Trustee.

“BNY” — The Bank of New York, a banking corporation organized under the laws of the State of New York with trust powers. BNY is the trustee of the Trust.

“Closing Rate” — The Russian Ruble/USD exchange rate as determined by Reuters as of 4:00 PM (New York time).

“Deposit Accounts” — The primary (interest-bearing) and secondary (non-interest bearing) Russian Ruble-denominated, demand accounts of the Trust established with the Depository by the Deposit Account Agreement. The Deposit Accounts hold the Russian Rubles deposited with the Trust.

“Deposit Account Agreement” — The agreements, including the Account Application and the JPMorgan Chase Bank, N.A. Global Account Terms, between the Trustee and the Depository establishing the Deposit Accounts with the Depository.

“Depositary Trust Agreement” — The agreement between the Trustee and the Sponsor establishing and governing the operations of the Trust.

“DTC” — The Depository Trust Company. DTC is a limited purpose trust company organized under the laws of the State of New York, a member of the U.S. Federal Reserve System and a clearing agency registered with the SEC. DTC acts as the securities depository for the Shares.

“DTC Participant” — Participants in DTC, such as banks, brokers, dealers and trust companies.

“Exchange Act” — The Securities Exchange Act of 1934, as amended.

“Foreign exchange” — The exchange of one currency for another.

“Indirect Participants” — Those banks, brokers, dealers, trust companies and others that maintain, either directly or indirectly, a custodial relationship with a DTC Participant.

“Internal Revenue Code” — The Internal Revenue Code of 1986, as amended

“Investment Company Act” — The Investment Company Act of 1940, as amended.

“NAV” — Net asset value. The Trustee will calculate, and the Sponsor will publish, the Trust’s NAV each business day as soon as practicable after Reuters reports the Closing Rate. To calculate the NAV, the Trustee will add to the amount of Russian Rubles in the Trust at the end of the preceding day accrued but unpaid interest,

Russian Rubles receivable under pending purchase orders and the value of other Trust assets, and will subtract the accrued but unpaid Sponsor’s fee, Russian Rubles payable under pending redemption orders and other Trust expenses and liabilities, if any.

“OTC” — The global over-the-counter market for transactions in foreign exchange, including spot and forward transactions, swaps and transactions in options and other instruments that derive their value from foreign exchange.

“Participant Agreement” — An agreement entered into by each Authorized Participant with the Sponsor and the Trustee that states the procedures for the creation and redemption of Baskets and for the delivery of Russian Rubles required for creation and redemption.

“Reuters” — Reuters America LLC, a Delaware limited liability company.

“Russian Rubles” — The official currency of Russia.

“Securities Act” — The Securities Act of 1933, as amended.

“Shareholder” — Any owner of a Share (whether such owner owns through DTC, a DTC Participant or an Indirect Participant).

“Sponsor Indemnified Party” — The Sponsor, its members, officers, employees and agents.

“SWIFT” — Society for Worldwide Interbank Financial Telecommunication.

“USD” or “$” — United States Dollar or Dollars.

Statement Regarding Forward-Looking Statements

This prospectus includes “forward-looking statements” which generally relate to future events or future performance. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “potential” or the negative of these terms or other comparable terminology. All statements (other than statements of historical fact) included in this prospectus that address activities, events or developments that will or may occur in the future, including such matters as changes in currency prices and market conditions (for Russian Rubles and the Shares), the Trust’s operations, the Sponsor’s plans and references to the Trust’s future success and other similar matters are forward-looking statements. These statements are only predictions. Actual events or results may differ materially. These statements are based upon certain assumptions and analyses the Sponsor made, based on its perceptions of historical trends, current conditions and expected future developments, as well as other factors appropriate in the circumstances. Whether or not actual results and developments will conform to the Sponsor’s expectations and predictions, however, is subject to a number of risks and uncertainties, including the special considerations discussed in this prospectus, general economic, market and business conditions, changes in laws and regulations, including those concerning taxes, made by governmental authorities and regulatory bodies and other world economic and political developments. See “Risk Factors.” Consequently, all forward-looking statements made in this prospectus are qualified by these cautionary statements, and there can be no assurance that the actual results or developments that the Sponsor anticipates will be realized or, even if substantially realized, that they will result in the expected consequences to, or have the expected effects on, the Trust’s operations or the value of the Shares. Moreover, neither the Sponsor nor any other person assumes responsibility for the accuracy or completeness of the forward-looking statements. Neither the Trust nor the Sponsor is under a duty to update any of the forward-looking statements to conform such statements to actual results or to reflect a change in the Sponsor’s expectations or predictions.

Use of Proceeds

The proceeds received by the Trust from the issuance and sale of Baskets are Russian Rubles. Such proceeds will be deposited into the Deposit Accounts. In accordance with the Depositary Trust Agreement, during the life of the Trust these proceeds will only be (1) owned by the Trust and held by the Depository, (2) disbursed or sold as needed to pay the Trust’s expenses, and (3) distributed to Authorized Participants upon the redemption of Baskets.

Overview of the Foreign Exchange Industry

The foreign exchange market is the largest and most liquid financial market in the world. As of April 2007, the foreign exchange market experienced an estimated average daily turnover of approximately $3.2 trillion, which was a 71% increase (at current exchange rates) from the 2004 estimated average daily turnover. The foreign exchange market is predominantly an over-the-counter market, with no fixed location and it operates 24 hours a day, seven days a week. London, New York City and Tokyo are the principal geographic centers of the world-wide foreign exchange market, with approximately 56.7% of all foreign exchange business executed in the United Kingdom, United States and Japan. Other, smaller markets include Singapore, Zurich and Frankfurt.

There are three major kinds of transactions in the traditional foreign exchange markets: spot transactions, outright forwards and foreign exchange swaps. “Spot” trades are foreign exchange transactions that settle typically within two business days with the counterparty to the trade. “Forward” trades are transactions that settle on a date beyond spot and “swap” transactions are transactions in which two parties exchange two currencies on one or more specified dates over an agreed period and exchange them again when the period ends. There also are transactions in currency options, which trade both over-the-counter and, in the U.S., on the Philadelphia Stock Exchange. Currency futures are transactions in which an institution buys or sells a standardized amount of foreign currency on an organized exchange for delivery on one of several specified dates. Currency futures are traded in a number of regulated markets, including the International Monetary Market division of the Chicago Mercantile Exchange, the Singapore Exchange Derivatives Trading Limited (formerly the Singapore International Monetary Exchange, or SIMEX) and the London International Financial Futures Exchange (LIFFE).

Participants in the foreign exchange market have various reasons for participating. Multinational corporations and importers need foreign currency to acquire materials or goods from abroad. Banks and multinational corporations sometimes require specific wholesale funding for their commercial loan or other foreign investment portfolios. Some participants hedge open currency exposure through off-balance-sheet products.

The primary market participants in foreign exchange are banks (including government-controlled central banks), investment banks, money managers, multinational corporations and institutional investors. The most significant participants are the major international commercial banks that act both as brokers and as dealers. In their dealer role, these banks maintain long or short positions in a currency and seek to profit from changes in exchange rates. In their broker role, the banks handle buy and sell orders from commercial customers, such as multinational corporations. The banks earn commissions when acting as agent. They profit from the spread between the rates at which they buy and sell currency for customers when they act as principal.

Typically, banks engage in transactions ranging from $1 million to $500 million in amount. Although banks will engage in smaller transactions, the fees that they charge have made the foreign currency markets relatively inaccessible to individual investors. Some banks allow individual investors to engage in spot trades without paying traditional commissions on the trades. Such trading is often not profitable for individual investors, however, because the banks charge the investor the spread between the bid and the ask price maintained by the bank on all purchases and sales. The overall effect of this fee structure depends on the spread maintained by the bank and the frequency with which the investor trades. Generally this fee structure is particularly disadvantageous to active traders.

The Sponsor believes that the Trust is the first exchange-traded product whose assets are limited to the Russian Ruble. The first exchange-traded product limited solely to a particular foreign currency is the CurrencySharesSM Euro Currency Trust (NYSE Arca: FXE), also sponsored by Rydex Investments. Rydex also sponsors seven additional exchange-traded products limited solely to foreign currency, as follows: CurrencySharesSM Australian Dollar Trust (NYSE Arca: FXA); CurrencySharesSM British Pound Sterling Trust

(NYSE Arca: FXB); CurrencySharesSM Canadian Dollar Trust (NYSE Arca: FXC); CurrencySharesSM Japanese Yen Trust (NYSE Arca: FXY); CurrencySharesSM Mexican Peso Trust (NYSE Arca: FXM); CurrencySharesSM Swedish Krona Trust (NYSE Arca: FXS); and CurrencySharesSM Swiss Franc Trust (NYSE Arca: FXF)

The Trust will not hold or trade in any currency swaps, options, futures or other currency derivative products, or engage in any foreign exchange market transactions. The sole assets of the Trust are the Russian Rubles deposited into the Deposit Accounts upon the creation of Baskets and the Russian Rubles earned as interest on the primary deposit account. The investment objective of the Trust is for the Shares to reflect the price in USD of the Russian Ruble. The Sponsor believes that, for many investors, the Shares represent a cost-effective investment relative to traditional means of investing in the foreign exchange market. Because the Shares are traded on NYSE Arca, investors may access the market for Russian Rubles through a traditional brokerage account which provides investors with an efficient means of implementing investment tactics and strategies that involve Russian Rubles.

Much of the foregoing information is taken from the “Triennial Central Bank Survey” published by the Bank for International Settlements in December 2007 (the BIS Survey), A Foreign Exchange Primer by Shani Shamah (John Wiley & Sons Ltd., 2003) and Trading in the Global Currency Markets by Cornelius Luca (New York Institute of Finance, 2d ed., 2000).

The Russian Ruble

The ruble has been the Russian unit of currency for approximately 500 years. The Russian Ruble was the currency of the Soviet Union and the Russian Empire prior to their break ups. The Russian Ruble is currently the currency of the Russian Federation (Russia), Abkhazia and South Ossetia.

According to the World Bank Organization, Russia may hold as much as one-half of the world’s potential coal and petroleum reserves. Oil, natural gas, metals, and timber account for more than 80% of exports and 30% of government revenues (www.cia.gov). Oil export earnings have allowed Russia to raise foreign reserves to $470 billion at year end 2007. Russia’s largest export partners include Netherlands, Italy, Germany, China, Ukraine, Turkey and Switzerland.

Russia’s real GDP growth averaged 6.5 percent annually from 2000-2007; the Russian federal budget ended 2007 with a 3 percent surplus. Russia’s growth is mainly driven by exports in oil, gas and metals. Russia is rich in mineral resources and fuels containing the greatest reserves of mineral resources of any country in the world.

While Russia is the largest country in the world in both total area and geographical extent it is unfavorably located in relation to major sea lanes of the world. Much of Russia’s land lacks proper soils and climates for agriculture. Agricultural products Russia is known to produce include grain, sunflower seeds, sugar beets, fruits, vegetables, beef and milk.

(Source: https://www.cia.gov/library/publications/the-world-factbook/geos/rs.html)

The following chart illustrates movements in the price of the Russian Ruble in USD as reported by the Bloomberg Professional service.

Investment Attributes of the Trust

The investment objective of the Trust is for the Shares to reflect the price in USD of the Russian Ruble. The Sponsor believes that, for many investors, the Shares represent a cost-effective investment relative to traditional means of investing in the foreign exchange market. As the value of the Shares is tied to the value of the Russian Rubles held by the Trust, it is important in understanding the investment attributes of the Shares to first understand the investment attributes of the Russian Ruble.

REASONS FOR INVESTING IN THE RUSSIAN RUBLE

All forms of investment carry some degree of risk. Although the Shares have certain unique risks described in “Risk Factors,” generally these are the same risks as investing directly in Russian Rubles. Moreover, investment in the Shares may help to balance a portfolio or protect against currency swings, thereby reducing overall risk.

Investors may wish to invest in Russian Rubles in order to take advantage of short-term tactical or long term strategic opportunities. From a tactical perspective, an investor that believes that the USD is weakening relative to the Russian Ruble may choose to buy Shares in order to capitalize on the potential movement. An investor that believes that the Russian Ruble is overvalued relative to the USD may choose to sell Shares. Sales may also include short sales that are permitted under SEC and exchange regulations.

From a strategic standpoint, since currency movements can affect returns on cross-border investments and businesses, both individual investors and businesses may choose to hedge their currency risk through the purchase or sale of Russian Rubles. For example, in the case where a U.S. investor has a portfolio consisting of Russian equity and fixed income securities, the investor may decide to hedge the currency exposure that exists within the Russian portfolio by selling an appropriate amount of Shares. Again, such sales may include short sales in accordance with applicable SEC regulations. In doing this, the U.S. investor may be able to mitigate the impact that changes in exchange rates have on the returns associated with the Russian equity and fixed income components of the portfolio.

Similarly, a business that has currency exposure because it manufactures or sells its products abroad is exposed to exchange rate risk. Buying or selling Shares in appropriate amounts can reduce the business’s exchange rate risk.

More generally, investors that wish to diversify their investment portfolios with a wider range of non-correlative investments may desire to invest in foreign currencies. Non-correlative asset classes, such as foreign currencies, are often used to enhance investment portfolios by making them more consistent and less volatile. Less volatility means lower risk and closer proximity to an expected return.

COST-EFFICIENT PARTICIPATION IN THE MARKET FOR RUSSIAN RUBLES

The Shares are intended to offer investors a new and different opportunity to participate in the market for Russian Rubles through an investment in securities. Historically, the logistics and expense of investing in foreign exchange have been a barrier to entry for many investors. This offering is aimed at overcoming the barriers to entry. A prospective purchaser of Shares should not encounter any tasks or costs beyond those associated with purchasing any other publicly-traded equity security. The Shares are intended to provide institutional and retail investors with a simple, cost-effective means of gaining investment benefits similar to those of holding Russian Rubles. The Shares are an investment that is:

Easily Accessible. Investors will be able to access the market for Russian Rubles through a traditional brokerage account. When admitted to trading, the Shares will be bought and sold on NYSE Arca like any other exchange-listed security.

Cost-Effective. Investors and businesses wishing to buy or sell currencies in modest size have had to pay as much as a 3% commission to effectuate their transactions. Because Shares will be traded as securities, transaction costs will be substantially reduced.

Exchange-Traded. Because they will be traded on NYSE Arca, the Shares will provide investors with an efficient means of implementing investment tactics and strategies that involve Russian Rubles. NYSE Arca-listed securities are eligible for margin accounts. Accordingly, investors will be able to purchase and hold Shares with borrowed money to the extent permitted by law.

Transparent. The Shares will be backed by the assets of the Trust, which will not hold or use derivative products. The value of the holdings of the Trust will be reported on the Trust’s website, www.currencyshares.com, every business day.

INTEREST ON DEPOSITED RUSSIAN RUBLES

JPMorgan Chase Bank, N.A., London Branch will maintain two deposit accounts for the Trust, a primary deposit account which will earn interest and a secondary deposit account which will not earn interest. Interest on the primary deposit account accrues daily and is paid monthly. The initial annual nominal interest rate as set forth in the Deposit Account Agreement is [            ]. The Depository may change the rate based upon changes in market conditions or the Depository’s liquidity needs. The Depository will notify the Sponsor of the interest rate applied each business day after the close of such business day. The Sponsor will disclose the interest rate on the Trust’s website. If the Sponsor believes that an interest rate proposed to be paid by the Depository is not competitive, the Sponsor’s recourse will be to remove the Depository by terminating the Deposit Account Agreement and closing the accounts. The secondary deposit account will be used to account for interest received and paid out on creations and redemptions of Baskets. The secondary deposit account is also used to account for interest earned on the primary deposit account, pay Trust expenses and distribute any excess interest to Shareholders on a monthly basis. In the event that the interest deposited exceeds the sum of the Sponsor’s fee for the prior month plus other Trust expenses, if any, then the Trustee will direct that the excess be converted into USD at a prevailing market rate and the Trustee will distribute the USD as promptly as practicable to Shareholders on a pro rata basis (in accordance with the number of Shares that they own).

TRUST EXPENSES

The Trust’s only ordinary recurring expense is expected to be the Sponsor’s fee. The Sponsor has agreed to assume and pay the following administrative and marketing expenses of the Trust: the Trustee’s monthly fee, typical maintenance and transaction fees of the Depository, NYSE Arca listing fees, SEC registration fees, printing and mailing costs, audit fees and expenses, up to $100,000 per annum in legal fees and expenses, and applicable license fees. The Sponsor will also pay the costs of the Trust’s organization and the costs of the initial sale of the Shares, including the applicable SEC registration fees. The Sponsor’s fee accrues daily at an annual nominal rate of 0.40% of the Russian Rubles in the Trust. Each month, the Trust will first withdraw Russian Rubles the Trust has earned as interest to pay the Sponsor’s fee and any other Trust expenses that have been incurred. If that interest is not sufficient to fully pay the Sponsor’s fee and other Trust expenses, then the Trustee will withdraw Russian Rubles as needed from the primary deposit account to pay these expenses. Shareholders do not have the option of choosing to pay their proportionate share of the excess expenses in lieu of having their share of expenses paid by withdrawing Russian Rubles from the primary deposit account. If the Trust were to incur expenses in USD (which is not anticipated), Russian Rubles will be converted to USD at the prevailing market rate at the time of conversion to pay these expenses. The payment of expenses in Russian Rubles and the conversion of Russian Rubles to USD, if required to pay expenses of the Trust, are taxable events to Shareholders. See “United States Federal Tax Consequences — Taxation of U.S. Shareholders.”

In certain exceptional cases the Trust will pay for some expenses in addition to the Sponsor’s fee. These exceptions include expenses not assumed by the Sponsor, taxes and governmental charges, expenses and costs of any extraordinary services performed by the Trustee or the Sponsor on behalf of the Trust or action taken by the Trustee or the Sponsor to protect the Trust or the interests of Shareholders, indemnification of the Sponsor under the Depositary Trust Agreement, and legal expenses in excess of $100,000 per year. In the event that none of the extraordinary expenses described in the immediately preceding paragraph are charged to the Trust, an investment of $10,000 in Shares will incur an annual fee of approximately $40, or approximately $200 over five years. Additionally, investors should expect to pay customary brokerage fees and expenses for each purchase or sale of Shares. An Authorized Participant will pay a $500 transaction fee to the Trustee, which will not be contributed to the Trust, for each creation or redemption order.

Description of the Trust

The Trust was formed under the laws of the State of New York on [            ], 2008 when the Sponsor and the Trustee signed the Depositary Trust Agreement and the Sponsor deposited 2,000 Russian Rubles in the primary deposit account. The Trust holds Russian Rubles and is expected from time to time to issue Baskets in exchange for deposits of Russian Rubles and to distribute Russian Rubles in connection with redemptions of Baskets. The investment objective of the Trust is for the Shares to reflect the price in USD of the Russian Ruble. The material terms of the Depositary Trust Agreement are discussed under “Description of the Depositary Trust Agreement.” The Shares represent units of fractional undivided beneficial interest in, and ownership of, the Trust. The Trust is not managed like a business corporation or an active investment vehicle. The Russian Rubles held by the Trust will only be sold (1) if needed to pay Trust expenses, (2) in the event the Trust terminates and liquidates its assets or (3) as otherwise required by law or regulation. The payment of expenses in Russian Rubles and the conversion of Russian Rubles to USD, if necessary to pay expenses of the Trust, are taxable events to Shareholders. See “United States Federal Tax Consequences — Taxation of U.S. Shareholders.”

The Trust is not registered as an investment company under the Investment Company Act and is not required to register under such Act.

The Trust creates and redeems Shares from time to time, but only in whole Baskets. A Basket is a block of 50,000 Shares. The number of Shares outstanding is expected to increase and decrease from time to time as a result of the creation and redemption of Baskets. Authorized Participants pay for Baskets with Russian Rubles. Shareholders pay for Shares with USD.

The creation and redemption of Baskets requires the delivery to the Trust or the distribution by the Trust of the amount of Russian Rubles represented by the Baskets being created or redeemed. This amount is based on the total Russian Rubles represented by the number of Shares included in the Baskets being created or redeemed. Baskets may be created or redeemed only by Authorized Participants, which pay a transaction fee of $500 to the Trustee for each order to create or redeem Baskets. Authorized Participants may sell to other investors all or part of the Shares included in the Baskets that they purchase from the Trust. See “Plan of Distribution.”

The Trustee will calculate, and the Sponsor will publish, the Trust’s NAV each business day. To calculate the NAV, the Trustee will add to the amount of Russian Rubles in the Trust at the end of the preceding day accrued but unpaid interest, Russian Rubles receivable under pending purchase orders and the value of other Trust assets, and will subtract the accrued but unpaid Sponsor’s fee, Russian Rubles payable under pending redemption orders and other Trust expenses and liabilities, if any. The NAV will be expressed in USD based on the Closing Rate. The Trustee also determines the NAV per Share, which equals the NAV of the Trust divided by the number of outstanding Shares. See “Description of the Depositary Trust Agreement — Valuation of the Russian Ruble; Definition of Net Asset Value” for a more detailed description of how the NAV of the Trust and the NAV per Share are calculated.

The Trust’s assets will consist only of Russian Rubles on demand deposit in two Russian Ruble-denominated accounts at JPMorgan Chase Bank, N.A., London Branch: an interest-bearing primary deposit account and a non-interest bearing secondary account. The Trust will not hold any derivative products. Each Share represents a proportional interest, based on the total number of Shares outstanding, in the Russian Rubles owned by the Trust, plus accrued and unpaid interest less accrued but unpaid expenses (both asset-based and non-asset based) of the Trust. The Sponsor expects that the price of a Share will fluctuate in response to fluctuations in the price of the Russian Ruble and that the price of a Share will reflect accumulated interest as well as the estimated accrued but unpaid expenses of the Trust.

Investors may obtain, 24 hours a day, foreign exchange pricing information based on the spot price of the Russian Ruble from various financial information service providers. Current spot prices are also generally available with bid/ask spreads from foreign exchange dealers. In addition, the Trust’s website, www.currencyshares.com, will provide ongoing pricing information for Russian Ruble spot prices and the

Shares. Market prices for the Shares are available from a variety of sources, including brokerage firms, information websites and other information service providers. One such website is hosted by Bloomberg, http://www.bloomberg.com/markets/currencies/eurafr_currencies.html, and regularly reports current foreign exchange pricing information. The NAV of the Trust is published by the Sponsor on each day that NYSE Arca is open for regular trading and is posted on the Trust’s website. The Trust will terminate upon the occurrence of any of the termination events listed in the Depositary Trust Agreement and will otherwise terminate on [                    ], 2048. See “Description of the Depositary Trust Agreement — Termination of the Trust.”

The Sponsor

The Sponsor of the Trust is Rydex Specialized Products LLC, a Delaware limited liability company. The sole member of Rydex Specialized Products LLC is PADCO Advisors II, Inc., a Maryland corporation solely owned by Rydex Holdings, LLC, a Kansas limited liability company. The Sponsor and its affiliates collectively do business as “Rydex Investments.” The principal offices of the Sponsor and the Trust are the offices of Rydex Investments at 9601 Blackwell Road, Suite 500, Rockville, Maryland 20850, and the Sponsor does not own or lease any other property.

Rydex Specialized Products LLC sponsored the first exchange-traded products limited solely to particular foreign currency, the CurrencySharesSM Euro Trust (NYSE Arca: FXE). Rydex also sponsors seven additional exchange-traded products limited solely to foreign currency, as follows: CurrencySharesSM Australian Dollar Trust (NYSE Arca: FXA); CurrencySharesSM British Pound Sterling Trust (NYSE Arca: FXB); CurrencySharesSM Canadian Dollar Trust (NYSE Arca: FXC); CurrencySharesSM Japanese Yen Trust (NYSE Arca: FXY); CurrencySharesSM Mexican Peso Trust (NYSE Arca:FXM); CurrencySharesSM Swedish Krona Trust (NYSE Arca: FXS); and CurrencySharesSM Swiss Franc Trust(NYSE Arca: FXF).

Kevin Farragher, Nick Bonos and Carl G. Verboncoeur serve as the Chief Executive Officer, Chief Financial Officer and Treasurer of the Sponsor, respectively. The Sponsor’s Board of Directors is composed of Michael Byrum, Mr. Bonos and Mr. Verboncoeur.

Kevin Farragher, 50, has been Chief Executive Officer of the Sponsor since June 2008. He was also appointed to Managing Director, Rydex Exchange Traded Products in June 2008. From July 2005 to June 2008, Mr. Farragher was the Senior Vice President of Rydex Business Line Management. He served as Business Line Manager for Rydex Financial Services, from July 2003 to July 2005. Rydex Exchange Traded Products, Rydex Business Line Management and Rydex Financial Services are each affiliates of the Sponsor. Mr. Farragher holds a Bachelor of Arts with Honors in English Literature from Colgate University and a Master of Arts in Education from Fordham University.

Nick Bonos, 45, has been a Director and the Chief Financial Officer of the Sponsor since September 2005. Mr. Bonos served as Senior Vice President of Rydex Fund Services, Inc., an affiliate of the Sponsor, from December 2003 to August 2006 and Vice President of Accounting for Rydex Fund Services from 2001 to 2003. Mr. Bonos holds a Bachelor of Science in Business Administration with a major in Finance from Suffolk University.

Carl G. Verboncoeur, 55, has been a Director and the Treasurer of the Sponsor since December 2005. He served as Chief Executive Officer of the Sponsor from December 2005 until June 2008. Mr. Verboncoeur has served as the Chief Executive Officer of PADCO Advisors II, Inc. (“PADCO II”), the sole member of the Sponsor, since December 2003. From December 2002 to May 2004, he was the President of PADCO II. Mr. Verboncoeur has a Master’s degree in Business Administration, Finance and Management, a Master’s degree in Education and a Bachelor’s degree in History, each from Virginia Polytechnic Institute and State University.

Michael Byrum, 37, has served as a Director and the Secretary of the Sponsor since September 2005. He has served as the Chief Investment Officer of PADCO II, since August 2006. From December 2002 to May 2004, he served as Executive Vice President of PADCO II. Mr. Byrum has served as President of PADCO Advisors, Inc., an affiliate of the Sponsor, since May 2004. Mr. Byrum is a Chartered Financial Analyst and has a Bachelor of Science in Business Administration with a major in Finance from Miami University of Ohio.

The Sponsor is responsible for establishing the Trust and for the registration of the Shares. The Sponsor generally oversees the performance of the Trustee and the Trust’s principal service providers, but does not exercise day-to-day oversight over the Trustee or such service providers. The Sponsor regularly communicates with the Trustee to monitor the overall performance of the Trust. The Sponsor, with assistance and support from the Trustee, is responsible for preparing and filing periodic reports on behalf of the Trust with the SEC and will provide any required certification for such reports. The Sponsor will designate the independent registered public accounting firm of the Trust and may from time to time employ legal counsel for the Trust.

The Distributor will assist the Sponsor in marketing the Shares. The Sponsor may determine to engage additional or successor distributors. See “The Distributor” for more information about the Distributor.

The Sponsor maintains a public website on behalf of the Trust, www.currencyshares.com, which contains information about the Trust and the Shares, and oversees certain Shareholder services, such as a call center and prospectus delivery.

The Sponsor may direct the Trustee in the conduct of its affairs, but only as provided in the Depositary Trust Agreement. For example, the Sponsor may direct the Trustee to terminate the Trust if certain criteria are met. The Sponsor anticipates that, if the market capitalization of the Trust is less than $300 million at any time for five consecutive trading days beginning after the first anniversary of the Trust’s inception, then the Sponsor will, in accordance with the Depositary Trust Agreement, direct the Trustee to terminate and liquidate the Trust. If the Trustee shall be adjudged bankrupt or insolvent, or a receiver of the Trustee or of its property shall be appointed, or a trustee or liquidator or any public officer shall take charge or control of such Trustee or of its property or affairs for the purposes of rehabilitation, conservation or liquidation, then, in any such case, the Sponsor shall remove the Trustee, and such removal shall take effect upon the appointment of a successor trustee and its acceptance of such appointment. If at any time the Trustee ceases to be a qualified bank (as defined in the Depositary Trust Agreement) or is in material breach of its obligations under the Depositary Trust Agreement and the Trustee fails to cure such breach within 30 days after receipt by the Trustee of written notice specifying such default from the Sponsor or Shareholders acting on behalf of at least 25% of the outstanding Shares, the Sponsor may remove the Trustee. See “Description of the Depositary Trust Agreement — The Trustee — Resignation, discharge or removal of trustee; successor trustees” for more information.

Fees are paid to the Sponsor as compensation for services performed under the Depositary Trust Agreement. The Sponsor’s fee accrues daily at an annual nominal rate of 0.40% of the Russian Rubles in the Trust.

M7 Ventures, LLC, a Delaware limited liability company, is providing product development support and consulting to the Sponsor in connection with the registration of this offering and is expected to provide support and consulting services to the Sponsor for the duration of the Trust. M7 and the Sponsor have also agreed to collaborate with one another relative to the development and offering of other related currency products. M7 has invested significant resources in the development of the Shares. In consideration of M7’s efforts, past and future, the Sponsor has agreed to pay M7 a recurring fee for the duration of the Trust. M7 and the Sponsor have agreed to keep confidential all confidential and proprietary information that they share with one another. M7 has agreed not to solicit, initiate or encourage any inquiries, proposals or offers from anyone other than the Sponsor regarding the development of the Trust or of any other related currency products.

The Trustee

The Bank of New York, a banking corporation with trust powers organized under the laws of the State of New York, serves as the Trustee. BNY has a trust office at 2 Hanson Place, Brooklyn, New York 11217. BNY is subject to supervision by the New York State Banking Department and the Board of Governors of the U.S. Federal Reserve System. Information regarding creation and redemption Basket composition, the NAV of the Trust, transaction fees and the names of the parties that have executed Participant Agreements may be obtained from BNY. A copy of the Depositary Trust Agreement is available for inspection at BNY’s trust office identified above and on the SEC’s website at www.sec.gov. Under the Depositary Trust Agreement, the Trustee may be removed if it fails to maintain capital, surplus and undivided profits of $500 million.

The Trustee will earn a monthly fee that will be paid by the Sponsor.

The Trustee is generally responsible for the day-to-day administration of the Trust, including keeping the Trust’s operational records. The Trustee’s principal responsibilities include withdrawing the Trust’s Russian Rubles as needed to pay the Trust’s expenses, calculating the NAV of the Trust and the NAV per Share, receiving and processing orders from Authorized Participants to create and redeem Baskets and coordinating the processing of such orders with the Depository and DTC. See “The Depository.” The Trustee is not responsible for the overall performance of the Trust.

Following payment of the Sponsor’s fee and other Trust expenses, if any, the Trustee will direct that any interest on the primary deposit account that exceeds the Trust’s expenses be converted into USD and the Trustee will distribute the USD as promptly as practicable to Shareholders. See “Investment Attributes of the Trust — Interest on Deposited Russian Rubles.”

The Trustee intends to regularly communicate with the Sponsor regarding administration of the Trust. The Trustee, along with the Sponsor, consults with the Trust’s legal, accounting and other professional service providers as needed. The Trustee assists and supports the Sponsor with the preparation of all periodic reports required to be filed with the SEC on behalf of the Trust.

Affiliates of the Trustee may from time to time act as Authorized Participants or purchase or sell Russian Rubles or Shares for their own account.

The Depository

JPMorgan Chase Bank, N.A., London Branch is the Depository. The Depository accepts Russian Rubles deposited with it as a banker by Authorized Participants in connection with the creation of Baskets. The Depository facilitates the transfer of Russian Rubles into and out of the Trust through the primary and secondary deposit accounts maintained with it as a banker by the Trust.

The Depository will pay interest on the primary deposit account. Interest on the primary deposit account accrues daily and is paid monthly. The initial annual nominal interest rate as set forth in the Deposit Account Agreement is [            ]. Each month the Depository will deposit accrued but unpaid interest into the secondary deposit account.

The Depository will not be paid a fee for its services to the Trust. The Depository may earn a “spread” or “margin” over the rate of interest it pays to the Trust on the Russian Ruble deposit balances.

The Depository is not a trustee for the Trust or the Shareholders. For further information about the function of the Depository, see “Description of the Deposit Account Agreement.”

The Depository and its affiliates may from time to time act as Authorized Participants or purchase or sell Russian Rubles or Shares for their own account, as agent for their customers and for accounts over which they exercise investment discretion.

The Distributor

Rydex Distributors, Inc., a Maryland corporation, is the Distributor. The Distributor is a registered broker-dealer with the SEC and is a member of the Financial Industry Regulatory Authority, Inc.

The Distributor is assisting the Sponsor in developing a marketing plan for the Trust on an ongoing basis, preparing marketing materials regarding the Shares, including the content on the Trust’s website, www.currencyshares.com, executing the marketing plan for the Trust, and providing strategic and tactical research on the global foreign exchange market. The Distributor and the Sponsor are affiliates of one another. There is no written agreement between them, and no compensation is paid by the Sponsor to the Distributor in connection with services performed by the Distributor for the Trust. For more information about the distribution of the Shares, see “Plan of Distribution.”

Description of the Shares

The Trustee is authorized under the Depositary Trust Agreement to create and issue an unlimited number of Shares. The Trustee will create Shares only in Baskets (a Basket being a block of 50,000 Shares) and only upon the order of an Authorized Participant. The Shares represent units of fractional undivided beneficial interest in, and ownership of, the Trust and have no par value. Any creation and issuance of Shares above the amount registered with the SEC on the registration statement of which this prospectus is a part will require registration with the SEC (and listing with NYSE Arca) of the additional Shares.

LIMITED RIGHTS

The Shares are not a traditional investment. They are dissimilar from the “shares” of a corporation operating a business enterprise, with management and a board of directors. Trust Shareholders do not have rights normally associated with owning shares of a business corporation, including, for example, the right to bring “oppression” or “derivative” actions. Shareholders’ have only those rights explicitly set forth in the Depositary Trust Agreement. All Shares are of the same class with equal rights and privileges. Each Share is transferable, is fully paid and non-assessable and entitles the holder to vote on the limited matters upon which Shareholders may vote under the Depositary Trust Agreement. The Shares do not entitle their holders to any conversion or pre-emptive rights or, except as provided below, any redemption or distribution rights.

Distributions. Each month the Depository will deposit into the secondary deposit account accrued but unpaid interest and the Trustee will withdraw Russian Rubles from the secondary deposit account to pay the accrued Sponsor’s fee for the previous month plus other Trust expenses, if any. In the event that the interest deposited exceeds the sum of the Sponsor’s fee for the prior month plus other Trust expenses, if any, then the Trustee will direct that the excess be converted into USD at a prevailing market rate and the Trustee will distribute the USD as promptly as practicable to Shareholders on a pro rata basis (in accordance with the number of Shares that they own). If the Trust were to incur expenses in USD (which is not anticipated), Russian Rubles will be converted to USD at the prevailing market rate at the time of conversion to pay these expenses. The payment of expenses in Russian Rubles and the conversion of Russian Rubles to USD, if required to pay expenses of the Trust, are taxable events to Shareholders. See “United States Federal Tax Consequences — Taxation of U.S. Shareholders.”

Voting and Approvals. Shareholders have no voting rights under the Depositary Trust Agreement, except in limited circumstances. If the holders of at least 25% of the Shares outstanding determine that the Trustee is in material breach of its obligations under the Depositary Trust Agreement, they may provide written notice to the Trustee (or require the Sponsor to do so) specifying the default and requiring the Trustee to cure such default. If the Trustee fails to cure such breach within 30 days after receipt of the notice, the Sponsor, acting on behalf of the Shareholders, may remove the Trustee. The holders of at least 66-2/3% of the Shares outstanding may vote to remove the Trustee. The Trustee must terminate the Trust at the request of the holders of at least 75% of the outstanding Shares.

Redemption of Shares. The Shares may be redeemed only by or through an Authorized Participant and only in Baskets. See “Creation and Redemption of Shares” for details on the redemption of Shares.

BOOK-ENTRY FORM

The Sponsor and the Trustee will apply to DTC for acceptance of the Shares in its book-entry settlement system. If the Shares are eligible for book-entry settlement, all Shares will be evidenced by global certificates issued by the Trustee to DTC and registered in the name of Cede & Co., as nominee for DTC. The global certificates will evidence all of the Shares outstanding at any time. In order to transfer Shares through DTC, Shareholders must be DTC Participants. The Shares will be transferable only through the book-entry system of DTC. A Shareholder that is not a DTC Participant will be able to transfer its Shares through DTC by instructing the DTC Participant holding its Shares to transfer the Shares. Transfers will be made in accordance with standard securities industry practice.

Description of the Deposit Account Agreement

The Deposit Account Agreement between the Trust and the Depository, governed by the laws of England, establishes the Deposit Accounts. The Depository, as instructed by the Trustee, is authorized to accept Russian Ruble deposits for the account of the Trust. The Depository is not a trustee for the Trust or the Shareholders. The Depository, as a banker, is obligated to repay the balance of the Deposit Accounts to the Trust on demand and in accordance with the terms and conditions of the Deposit Account Agreement. The following is a description of other material terms of the Deposit Account Agreement.

DUAL ACCOUNTS

The Depository will maintain two deposit accounts for the Trust, a primary deposit account which will earn interest and a secondary deposit account which will not earn interest. The secondary deposit account will be used to account for interest received and paid out on creations and redemptions of Baskets. The secondary deposit account will also be used to account for interest earned on the primary deposit account, pay Trust expenses and distribute any excess interest to Shareholders on a monthly basis.

REPORTS

The Depository provides the Trustee with account reports identifying the credits and debits of Russian Rubles to the Deposit Accounts, including the credit of interest in Russian Rubles to the secondary deposit account. The Trustee will be required to examine the reports and account statements it receives from the Depository within a reasonable time of receipt and promptly notify the Depository of any discrepancy of which it becomes aware. The Depository’s records of all deposits and withdrawals of Russian Rubles to the Deposit Accounts and all credits of interest in Russian Rubles to the secondary deposit account that may occur on a business day, and the end-of-business-day account balances in the Deposit Accounts are stated as of the close of the Depository’s business (usually 4:00 PM, London time) on that business day.

FEES AND EXPENSES

Under the Deposit Account Agreement, the Depository is entitled to invoice the Trustee or debit the secondary deposit account for out-of-pocket expenses. The Trust has also agreed to reimburse the Depository for any taxes, levies, imposts, deductions, charges, stamp, transaction and other duties and withholdings in connection with the Deposit Accounts, except for such items imposed on the overall net income of the Depository. Except for the reimbursable expenses just described, the Depository will not be paid a fee for its services to the Trust. The Depository may earn a “spread” or “margin” on the Russian Ruble deposit balances it holds.

DEPOSIT ACCOUNT BALANCES

The Russian Rubles received by the Trust upon the creation of Baskets will be deposited, in each case, into the primary deposit account; a small portion of the Russian Rubles may be deposited in the secondary deposit account to account for interest that has been earned on the primary deposit account during the month but not yet paid. If the Sponsor believes that the interest rate paid by the Depository is not adequate, the Sponsor’s recourse will be to remove the Depository by terminating the Deposit Account Agreement and closing the accounts. Neither the Trustee nor the Sponsor has the power or authority to deposit the Trust’s Russian Rubles with any other person, entity or account. Resignation or removal of the Depository for any reason will cause termination of the Trust. See “Description of the Depositary Trust Agreement.” Interest earned on the balance of the primary deposit account will be used primarily to pay the Trust’s expenses.

INTEREST

Interest will begin to be earned on the day Baskets are created (i.e., the date the trade settles), which will occur three days after funds are transferred by an Authorized Participant to the primary deposit account held by the Depository. Interest on the primary deposit account accrues daily and is paid monthly. The initial annual nominal interest rate as set forth in the Deposit Account Agreement is [            ]. Interest does not compound, and therefore interest will not be earned on interest accrued but not yet paid by the Depository. Each month the Depository will deposit into the secondary deposit account accrued but unpaid interest. Interest earned on the balance of the primary deposit account will be used primarily to pay the Trust’s expenses; any interest remaining after payment of the Sponsor’s fee and other expenses, if any, will be distributed to the Shareholders approximately ten days after the end of the month.

MAXIMUM BALANCE

The Depository reserves the right not to accept, and to return without interest to the remitter of funds, the amounts received for deposit to the Deposit Accounts if the aggregate deposit liability of the Depository exceeds the Russian Ruble equivalent of $500 million, calculated on the basis of the Closing Rate.

EXCLUSION OF LIABILITY

The Depository will be responsible only for direct loss or damage that the Trust suffers resulting from the Depository’s gross negligence or willful misconduct. Unless such loss or damages are due to the Depository’s fraud, the Depository will not be liable for loss of business, profits or goodwill or any indirect, consequential, punitive or special damages, whether or not reasonably foreseeable, even if the Depository has been advised of the likelihood of such loss and even if such loss is the result of negligence, breach of contract or otherwise.

INDEMNITY

The Trust will, solely out of the Trust’s assets, indemnify the Depository and each of its officers, directors, employees, subsidiaries and affiliates on demand against all costs and expenses, damages, claims, liabilities and losses (including legal fees) which the Depository or any such officer, director, employee, subsidiary or affiliate may suffer or incur directly or indirectly because of the Trust’s breach of the Deposit Account Agreement, because the Depository acted on what it believed (in good faith and without gross negligence) to be the Trustee’s communication or because of anything done under or as contemplated by the Deposit Account Agreement.

FORCE MAJEURE

The Depository is not liable for any damage, loss, expense or liability caused by acts of God, fire, flood, civil or labor disturbance, war or terrorism, act of any governmental authority or other act or threat of any authority, legal constraint, fraud or forgery (other than on the part of the Depository or any of its directors, officers or employees), malfunction of equipment (including any computer or related software) except where such malfunction is primarily attributable to the Depository’s gross negligence in maintaining the equipment or software, failure of or the effect of rules or operations of any funds transfer system, inability to obtain or interruption of communications facilities, or any cause beyond the reasonable control of the Depository.

TERMINATION

The Depository may terminate the Deposit Account Agreement for any reason whatsoever upon 90 business days’ prior notice. Before the expiration of such notice, the Depository will transfer any cleared balance in the Deposit Accounts in accordance with the Trustee’s reasonable instructions. Any termination of the Deposit Account Agreement will cause the termination of the Trust.

GOVERNING LAW; JURISDICTION

The Deposit Account Agreement is governed by the laws of England and the Depository is subject to the laws of England. The Trust and the Depository consent to the non-exclusive jurisdiction of the courts of England to settle any dispute relating to the Deposit Account Agreement.

Creation and Redemption of Shares

The Trust creates and redeems Shares in Baskets on a continuous basis. A Basket is a block of 50,000 Shares. The creation and redemption of Baskets requires the delivery to the Trust or the distribution by the Trust of the amount of Russian Rubles represented by the Baskets being created or redeemed. This amount is based on the combined NAV per Share of the number of Shares included in the Baskets being created or redeemed, determined on the day the order to create or redeem Baskets is accepted by the Trustee.

Authorized Participants are the only persons that may place orders to create and redeem Baskets. An Authorized Participant is a DTC Participant that is a registered broker-dealer or other securities market participant such as a bank or other financial institution that is not required to register as a broker-dealer to engage in securities transactions and has entered into a Participant Agreement with the Trustee. Only Authorized Participants may place orders to create or redeem Baskets. Before initiating a creation or redemption order, an Authorized Participant must have entered into a Participant Agreement with the Sponsor and the Trustee. The Participant Agreement provides the procedures for the creation and redemption of Baskets and for the delivery of Russian Rubles required for creations and redemptions. The Participant Agreements may be amended by the Trustee, the Sponsor and the relevant Authorized Participant. Authorized Participants pay a transaction fee of $500 to the Trustee for each order that they place to create or redeem one or more Baskets. Authorized Participants who make deposits with the Trust in exchange for Baskets receive no fees, commissions or other form of compensation or inducement of any kind from either the Sponsor or the Trust. No Authorized Participant has any obligation or responsibility to the Sponsor or the Trust to effect any sale or resale of Shares.

Authorized Participants are cautioned that some of their activities will result in their being deemed participants in a distribution in a manner which would render them statutory underwriters and will subject them to the prospectus-delivery and liability provisions of the Securities Act, as described in “Plan of Distribution.”

Certain Authorized Participants are expected to have the facility to participate directly in the global foreign exchange market. In some cases, an Authorized Participant may acquire Russian Rubles from, or sell Russian Rubles to, an affiliated foreign exchange trading desk, which may profit in these instances. The Sponsor believes that the size and operation of the foreign exchange market make it unlikely that an Authorized Participant’s direct activities in the foreign exchange and securities markets will impact the price of the Russian Ruble or the price of Shares. Each Authorized Participant will be registered as a broker-dealer under the Securities Exchange Act of 1934, as amended, and will be regulated by the Financial Industry Regulatory Authority, Inc., or else will be exempt from being (or otherwise will not be required to be) so registered or regulated, and will be qualified to act as a broker or dealer in the states or other jurisdictions where the nature of its business so requires. Certain Authorized Participants may be regulated under federal and state banking laws and regulations. Each Authorized Participant will have its own set of rules and procedures, internal controls and information barriers as it determines to be appropriate in light of its own regulatory regime.

Authorized Participants may act for their own accounts or as agents for broker-dealers, depositaries and other securities or foreign currency market participants that wish to create or redeem Baskets. An order for one or more Baskets may be placed by an Authorized Participant on behalf of multiple clients. As of the date of this prospectus, [            ] and [            ] have each signed a Participant Agreement and may create and redeem Baskets. Persons interested in purchasing Baskets should contact the Sponsor or the Trustee to obtain the contact information for the Authorized Participants. A Shareholder that is not an Authorized Participant will be able to redeem Shares only through an Authorized Participant.

The following description of the procedures for the creation and redemption of Baskets is only a summary. For more detail, refer to the relevant provisions of the forms of the Depositary Trust Agreement and Participant Agreement, each of which is an exhibit to the registration statement of which this prospectus is a part. See “Where You Can Find More Information” for information about where you can obtain the registration statement.

CREATION PROCEDURES

The following chart is intended to help you understand the creation process:

Summary: In order to create a Basket, the Authorized Participant deposits the Basket Russian Ruble Amount with the Depository and orders Shares from the Trustee. The Authorized Participant must also pay the Trustee a $500 transaction fee, which will not be contributed to the Trust, for each purchase order. The Trustee directs DTC to credit Shares to the Authorized Participant. The Authorized Participant will then be able to sell Shares to Purchasers directly or on NYSE Arca or any other market in which the Shares may trade.

On any business day, an Authorized Participant may place an order with the Trustee to create one or more Baskets. For purposes of processing both purchase and redemption orders, a “business day” means any day other than a day when NYSE Arca is closed for regular trading. Purchase orders placed by 4:00 PM (New York time) on a business day will have that day as the purchase order date.

By placing a purchase order, an Authorized Participant agrees to deposit Russian Rubles with the Trust, as described below. Before the delivery of Baskets for a purchase order, the Authorized Participant must also have wired to the Trustee the non-refundable transaction fee due for the purchase order.

Determination of required deposits

The total deposit required to create each Basket, called the Basket Russian Ruble Amount, is an amount of Russian Rubles bearing the same proportion to the number of Baskets to be created as the total assets of the Trust (net of estimated accrued but unpaid expenses) bears to the total number of Baskets outstanding on the date that the purchase order is accepted by the Trustee. The amount of the required deposit is determined by dividing the amount of Russian Rubles held by the Trust (net of estimated accrued but unpaid expenses) by the number of Baskets outstanding. All questions as to the composition of a Basket Russian Ruble Amount are finally determined by the Trustee. The Trustee’s determination of the Basket Russian Ruble Amount shall be final and binding on all persons interested in the Trust.

Delivery of required deposits

An Authorized Participant who places a purchase order is responsible for delivering the Basket Russian Ruble Amount to the Trust’s primary deposit account with the Depository as directed in the Authorized Participant’s Participant Agreement. Authorized Participants will use the SWIFT system to make timely deposits through their bank correspondents in London. Upon receipt of the deposit of Russian Rubles from an Authorized Participant, the Trustee will direct DTC to credit the number of Baskets ordered to the Authorized Participant’s DTC account. The expense and risk of delivery, ownership and safekeeping of Russian Rubles until such Russian Rubles have been received by the Depository shall be borne solely by the Authorized Participant.

Rejection of purchase orders

The delivery of the Shares against deposits of Russian Rubles may be suspended generally, or refused with respect to particular requested deliveries, during any period when the transfer books of the Trustee are closed or if any such action is deemed necessary or advisable by the Trustee or the Sponsor for any reason at any time or from time to time. None of the Trustee, the Sponsor or the Depository will be liable for the rejection or acceptance of any purchase order or Basket Russian Ruble Amount.

Redemption Procedures

The following chart is intended to help you understand the redemption process:

Summary: In order to redeem Shares, an Authorized Participant must send the Trustee a redemption order specifying the number of Baskets that the Authorized Participant wishes to redeem. The Authorized Participant must also pay the Trustee a $500 transaction fee, which will not be contributed to the Trust, for each redemption order. The Trustee then instructs the Depository to send the Authorized Participant Russian Rubles and directs DTC to cancel the Authorized Participant’s Shares that were redeemed.

The procedures by which an Authorized Participant can redeem one or more Baskets mirror the procedures for the creation of Baskets. On any business day, an Authorized Participant may place an order with the Trustee to redeem one or more Baskets. Redemption orders placed by 4:00 PM (New York time) on a business day will have that day as the order redemption date. A redemption order so received is normally effective on the date it is received in satisfactory form by the Trustee. The redemption procedures allow Authorized Participants to redeem Baskets and do not entitle an individual Shareholder to redeem any Shares in an amount less than a Basket or to redeem Baskets other than through an Authorized Participant.

By placing a redemption order, an Authorized Participant agrees to deliver the Baskets to be redeemed through DTC’s book-entry system to the Depository as directed in the Authorized Participant’s Participant Agreement. Before the delivery of the redemption distribution for a redemption order, the Authorized Participant must also have wired to the Trustee the non-refundable transaction fee due for the redemption order.

Determination of redemption distribution

The redemption distribution from the Trust is a wire transfer to an account of the redeeming Authorized Participant identified by the Authorized Participant, in the amount of the Russian Rubles held by the Trust evidenced by the Shares being redeemed, giving effect to all estimated accrued but unpaid interest and expenses. Redemption distributions are subject to the deduction of any applicable tax or other governmental charges that may be due. All questions as to the amount of a redemption distribution are finally determined by the Trustee. The Trustee’s determination of the amount shall be final and binding on all persons interested in the Trust.

Delivery of redemption distribution

The redemption distribution due from the Trust is delivered to the Authorized Participant as directed in the Authorized Participant’s Participant Agreement.

The Depository wires the redemption amount from the Trust’s primary deposit account with the Depository to an account of the redeeming Authorized Participant identified by the Authorized Participant. The Authorized

Participant and the Trust are each at risk in respect of Russian Rubles credited to their respective accounts in the event of the Depository’s insolvency. See “Risk Factors — Russian Rubles held in the Deposit Accounts by an Authorized Participant are commingled. . .”

Suspension or rejection of redemption orders

The Trustee will reject a redemption order if the order is not in proper form as described in the Participant Agreement or if the fulfillment of the order, in the opinion of its counsel, might be unlawful.

CREATION AND REDEMPTION TRANSACTION FEE

To compensate the Trustee for services in processing the creation and redemption of Baskets, an Authorized Participant is required to pay a transaction fee to the Trustee of $500 per order to create or redeem Baskets. An order may include multiple Baskets. The transaction fee may be reduced or, with the consent of the Sponsor, increased. The Trustee shall notify DTC of any agreement to change the transaction fee and will not implement any increase in the fee for the redemption of Baskets until 30 days after the date of the notice.

TAX RESPONSIBILITY

Authorized Participants are responsible for any transfer tax, sales or use tax, recording tax, value added tax or similar tax or governmental charge applicable to the creation or redemption of Baskets, regardless of whether or not such tax or charge is imposed directly on the Authorized Participant, and agree to indemnify the Sponsor, the Trustee and the Trust if they are required by law to pay any such tax, together with any applicable penalties, additions to tax or interest thereon.

Description of the Depositary Trust Agreement

The Trust will operate in accordance with the terms of a Depositary Trust Agreement among the Sponsor, the Trustee, the registered holders and beneficial owners of Shares and all persons depositing Russian Rubles for creation of Shares. The following is a description of the material terms of the Depositary Trust Agreement, which has been filed with the SEC as an exhibit to the registration statement of which this prospectus is a part.

THE SPONSOR

This section summarizes some of the important provisions of the Depositary Trust Agreement that apply to the Sponsor. For a general description of the Sponsor’s role concerning the Trust, see “The Sponsor.”

Limitation on Sponsor’s liability

The Sponsor is not subject to any liability under the Depositary Trust Agreement to any Shareholder or Authorized Participant, except that the Sponsor agrees to perform its duties specifically set forth in the Depositary Trust Agreement without negligence or bad faith. The Sponsor is not obligated to prosecute any action, suit or other proceeding with respect to the Trust property. The Sponsor is entitled to rely on advice received from legal counsel, accountants, any Authorized Participant, any Shareholder or any other person that the Sponsor in good faith believes is competent to give such advice. The Sponsor shall not be liable for any acts or omissions made by a successor sponsor. The Sponsor is not obligated to comply with any direction or instruction from any Shareholder or Authorized Participant regarding the Shares except to the extent specifically provided in the Depositary Trust Agreement.

Indemnification of the Sponsor

The Trustee indemnifies the Sponsor Indemnified Parties against, and holds each of them harmless from, any loss, liability, cost, expense or judgment caused by the negligence or bad faith of the Trustee or arising out of any information furnished in writing to the Sponsor by the Trustee expressly for use in this registration statement or any amendment hereto.

Each Sponsor Indemnified Party is indemnified by the Trust and held harmless against any loss, liability or expense incurred without (1) negligence, bad faith, willful misconduct or willful malfeasance on the part of the Sponsor Indemnified Party arising out of or in connection with the performance of its obligations under the Depositary Trust Agreement or (2) reckless disregard on the part of the Sponsor Indemnified Party of its obligations and duties under the Depositary Trust Agreement. Such indemnity includes payment from the Trust of the costs and expenses of the Sponsor Indemnified Party in defending itself against any claim or liability in its capacity as a Sponsor Indemnified Party. Any amounts payable to the Sponsor Indemnified Party may be payable in advance or secured by a lien on the Trust. The Sponsor may, in its discretion, undertake any action that it may deem necessary or desirable in respect of the Shareholders and, in such event, the legal expenses and costs of such actions shall be expenses and costs of the Trust and the Sponsor shall be entitled to reimbursement by the Trust.

Resignation of the Sponsor; successor sponsor

The Sponsor may resign its position as sponsor at any time by delivering to the Trustee a written resignation. Upon receipt of the Sponsor’s resignation, the Trustee may do any one or more of the following: (1) appoint a successor sponsor to assume, with such compensation from the Trust as the Trustee may deem reasonable under the circumstances, the duties and obligations of the Sponsor; (2) agree to act as sponsor without appointing a successor sponsor; or (3) terminate the Trust. The Trustee has no obligation to appoint a successor sponsor or to assume the duties of the Sponsor and will have no liability to any person because the Trust is terminated as described in the preceding sentence. The Sponsor’s resignation is not effective until the Trustee appoints a successor sponsor and the successor sponsor accepts that appointment or the Trustee itself agrees to act as sponsor or the Trust is terminated. Upon effective resignation, the Sponsor will be discharged and will no longer be liable in any manner except as to acts or omissions occurring before its resignation, and the new sponsor will then undertake and perform all duties and be entitled to all rights and compensation as sponsor under the Depositary Trust Agreement.

If the Sponsor fails to undertake or perform or becomes incapable of undertaking or performing any of its duties under the Depositary Trust Agreement or becomes bankrupt or its affairs are taken over by public authorities, the effect of that event shall be the same as if the Sponsor had given a notice of resignation.

The Sponsor may transfer all or substantially all of its assets to an entity which carries on the business of the Sponsor if at the time of the transfer the successor assumes all of the obligations of the Sponsor under the Depositary Trust Agreement. In such an event, the Sponsor will be relieved of all further liability under the Depositary Trust Agreement.

THE TRUSTEE

This section summarizes some of the important provisions of the Depositary Trust Agreement that apply to the Trustee. For a general description of the Trustee’s role concerning the Trust, see “The Trustee.”

Qualifications of the Trustee

The Trustee and any successor trustee may be removed if it ceases to be a bank, trust company, corporation or national banking association organized and doing business under the laws of the United States or any of its states, and authorized under such laws to exercise corporate trust powers and be a DTC Participant or a participant in another securities depository then acting on behalf of the Trust. The Trustee and any successor trustee may be removed if it fails to maintain capital, surplus and undivided profits of not less than $500 million.

Limitation on Trustee’s liability

The Trustee is not subject to any liability under the Depositary Trust Agreement to any Shareholder or Authorized Participant, except that the Trustee agrees to perform its duties specifically set forth in the Depositary Trust Agreement without negligence or bad faith. The Trustee is not obligated to prosecute any action, suit or other proceeding with respect to the Trust property. The Trustee is entitled to rely on advice received from legal counsel, accountants, any Authorized Participant, any Shareholder or any other person that the Trustee in good faith believes is competent to give such advice. The Trustee shall not be liable for any acts or omissions made by a successor trustee. The Trustee is not obligated to comply with any direction or instruction from any Shareholder or Authorized Participant regarding the Shares except to the extent specifically provided in the Depositary Trust Agreement.

Indemnification of the Trustee

The Sponsor will indemnify the Trustee, its directors, employees and agents against, and hold each of them harmless from, any loss, liability, cost, expense or judgment (including, but not limited to, the reasonable fees and expenses of counsel) that is incurred by any of them and that arises out of or is related to (1) any offer or sale by the Trust of Baskets, (2) acts performed or omitted pursuant to the Depositary Trust Agreement, and (3) any filings with or submissions to the SEC in connection with or with respect to Shares. However, the Sponsor is not obligated to indemnify the Trustee for losses attributable to (1) the negligence or bad faith of, or material breach of the terms of the Depositary Trust Agreement by, the Trustee, (2) written information furnished in writing from the Trustee to the Sponsor expressly for use in this Registration Statement or any amendment hereto filed with the SEC, or (3) any misrepresentations or omissions made by an Authorized Participant (other than the Sponsor) in connection with the offer and sale of Shares.

Taxes

If any tax or other governmental charge becomes payable by the Trustee with respect to any transfer or redemption of Shares, such tax or other governmental charge will be payable by the Shareholders to the Trustee. The Trustee will refuse to effect any registration of transfer of such Shares or any withdrawal of Trust property represented by such Shares until such payment is made, and may withhold any distributions, or may sell for the account of the Shareholder thereof Trust property or Shares, and may apply such distributions or the proceeds of any such sale in payment of such tax or other governmental charge, and the Shareholder will remain liable for any deficiency. The Trustee shall distribute any net proceeds of a sale made under the preceding sentence that remain, after payment of the tax or other governmental charge, to the Shareholders entitled thereto as in the case of a distribution in cash.

Protection for amounts due to Trustee

The Trustee will withdraw from the secondary deposit account amounts necessary to pay the Trust expenses provided for in the Depositary Trust Agreement and any otherwise unpaid expenses thereunder. In the event that the Sponsor’s fee for the prior month plus other Trust expenses, if any, exceed the balance of the secondary deposit account, the Trustee will withdraw Russian Rubles from the primary deposit account to pay the excess. If requested by the Sponsor and agreed to by the Trustee, the Trustee will advance amounts out of its own funds for the payment of Trust expenses, up to $20,000. The Trustee will have a lien on the Deposit Accounts to the extent of all amounts advanced by it at the Sponsor’s request. This lien will be superior to the interest of the beneficial owners of the Shares.

Resignation, discharge or removal of Trustee; successor trustees

Resignation. The Trustee may resign at any time by delivering written notice to the Sponsor. The Trustee’s resignation will take effect upon the appointment of a successor trustee and its acceptance of such appointment.

Removal by the Sponsor. If the Trustee is adjudged bankrupt or insolvent, or a receiver of the Trustee or of its property is appointed, or a trustee or liquidator or any public officer takes charge or control of the Trustee or of its property or affairs for the purposes of rehabilitation, conservation or liquidation, then the Sponsor is required to remove the Trustee, and such removal will take effect upon the appointment of a successor trustee and its acceptance of such appointment.

Removal by Shareholders. The holders of at least two-thirds (66-2/3%) of the Shares then outstanding may at any time remove the Trustee by written instrument or instruments delivered to the Trustee and Sponsor.

Removal for Material Breach. If at any time the Trustee ceases to be a qualified bank under the Depositary Trust Agreement or is in material breach of its obligations under the Depositary Trust Agreement and the Trustee fails to cure such breach within 30 days after receipt by the Trustee of written notice specifying such default from the Sponsor or Shareholders acting on behalf of at least 25% of the outstanding Shares specifying, the Sponsor may remove the Trustee.

Appointing Successor Trustees. If the Trustee resigns or is removed, the Sponsor will use its reasonable efforts to appoint a successor trustee that meets the requirements set forth in the Depositary Trust Agreement. Every successor trustee is required to execute and deliver to its predecessor and to the Sponsor a written acceptance of its appointment. The successor trustee will then become fully vested with all the rights, powers, duties and obligations of the Trustee. Nevertheless, the predecessor trustee, upon payment of all sums due it and on the written request of the Sponsor is required to execute and deliver an instrument transferring to the successor trustee all rights and powers of such predecessor hereunder, is required to duly assign, transfer and deliver all right, title and interest in the Trust property to such successor, and is required to deliver to such successor a list of the Shareholders of all outstanding Shares. The Sponsor or any such successor trustee is required to promptly mail notice of the appointment of such successor trustee to the Shareholders.

Trustee’s liability for successor trustee. The Trustee will not be liable for any acts or omissions made by a successor trustee whether in connection with a previous act or omission of the Trustee or in connection with any matter arising wholly after the resignation of the Trustee, provided that in connection with the issue out of which such potential liability arises the Trustee performed its obligations without negligence or bad faith while it acted as Trustee.

DISTRIBUTIONS

Each month the Depository will deposit into the secondary deposit account accrued but unpaid interest and the Trustee will withdraw Russian Rubles from the secondary deposit account to pay the accrued Sponsor’s fee for the previous month plus other Trust expenses, if any. In the event the Sponsor’s fee and any other Trust expenses exceed the interest earned on the primary deposit account, additional Russian Rubles will be withdrawn from the primary deposit account as required to cover the expenses. In the event that the interest deposited exceeds the sum of the Sponsor’s fee for the prior month plus other Trust expenses, if any, then the Trustee will direct that the excess be converted into USD at a prevailing market rate and the Trustee will distribute the USD as promptly as practicable to Shareholders on a pro rata basis (in accordance with the number of Shares that they own).

ACTIONS TAKEN TO PROTECT THE TRUST

The Trustee and the Sponsor may each, in their own discretion, undertake any action that they consider necessary or desirable to protect the Trust or the interests of the Shareholders. The expenses incurred by the Trustee or the Sponsor in connection therewith (including the fees and disbursements of legal counsel) will be expenses of the Trust, and the Trustee and the Sponsor will be entitled to be reimbursed for those expenses by the Trust. The Trustee and Sponsor are, however, required to notify and consult with each other before undertaking any protective action or if the Trustee or Sponsor become aware of any development or event that affects the administration of the Trust but is not contemplated or provided for in the Depositary Trust Agreement.

VALUATION OF THE RUSSIAN RUBLE; DEFINITION OF NET ASSET VALUE

The Trustee will calculate, and the Sponsor will publish, the Trust’s NAV each business day. To calculate the NAV, the Trustee will add to the amount of Russian Rubles in the Trust at the end of the preceding day accrued but unpaid interest, Russian Rubles receivable under pending purchase orders and the value of other Trust assets, and will subtract the accrued but unpaid Sponsor’s fee, Russian Rubles payable under pending redemption orders and other Trust expenses and liabilities, if any.

The result is the NAV of the Trust for that business day. The Trustee shall also divide the NAV of the Trust by the number of Shares outstanding for the date of the evaluation then being made, which figure is the “NAV per Share.” For purposes of the preceding sentence, the number of Shares deemed outstanding shall include Shares to be delivered under purchase orders having order dates on or before the preceding business day and shall exclude Shares to be surrendered under redemption orders having order dates on or before the preceding business day.

EXPENSES OF THE TRUST

The Trust’s only ordinary recurring expense is expected to be the Sponsor’s fee. The Sponsor is obligated under the Depositary Trust Agreement to pay the following administrative and marketing expenses of the Trust: the Trustee’s monthly fee, typical maintenance and transaction fees of the Depository, NYSE Arca listing fees, printing and mailing costs, audit fees and expenses, up to $100,000 per annum in legal fees and expenses, and applicable license fees. The Sponsor is also obligated to pay the costs of the Trust’s organization and the costs of the initial sale of the Shares, including the applicable SEC registration fees.

The Sponsor’s fee accrues daily at an annual nominal rate of 0.40% of the Russian Rubles in the Trust. Each month, the Trust will first withdraw Russian Rubles the Trust has earned as interest to pay the Sponsor’s fee and any other Trust expenses that have been incurred. If that interest is not sufficient to fully pay the Sponsor’s fee and Trust expenses, then the Trustee will withdraw Russian Rubles from the primary deposit account as needed. If the Trust incurs expenses in USD (which is not anticipated), Russian Rubles will be converted to USD at the prevailing market rate at the time of conversion to pay expenses.

In certain exceptional cases the following expenses may be charged to the Trust in addition to the Sponsor’s fee: (1) expenses and costs of any extraordinary services performed by the Trustee or the Sponsor on behalf of the Trust or action taken by the Trustee or the Sponsor to protect the Trust or interests of Shareholders; (2) indemnification of the Sponsor; (3) taxes and other governmental charges; and (4) expenses of the Trust other than those the Sponsor is obligated to pay pursuant to the Depositary Trust Agreement, including legal fees and expenses over $100,000. If these additional expenses are incurred, the Trust will be required to pay these expenses by withdrawing deposited Russian Rubles and the amount of Russian Rubles represented by a Share will decline at such time. Accordingly, the Shareholders will effectively bear the cost of these other expenses, if incurred. Although the Trust cannot definitively state the frequency or magnitude of such expenses, the Trust predicts that they will occur infrequently, if at all.

In order to pay the Trust’s expenses, the Trustee will first withdraw Russian Rubles the Trust has earned as interest. In the event the Sponsor’s fee and any other Trust expenses exceed the interest earned, additional Russian Rubles will be withdrawn from the primary deposit account as required to cover the expenses. For expenses not payable in Russian Rubles, the Trustee will direct that Russian Rubles be converted to USD as necessary for the Trustee to pay the Trust’s expenses. The Trustee will direct that the smallest amount of Russian Rubles required to purchase amounts of USD sufficient to pay Trust expenses and the costs of currency conversion be withdrawn from the Trust. Neither the Trustee nor the Sponsor is liable for depreciation or loss incurred by reason of any conversion. See “United States Federal Tax Consequences — Taxation of U.S. Shareholders” for information on the tax treatment of Russian Ruble sales.

THE SECURITIES DEPOSITORY; BOOK-ENTRY-ONLY SYSTEM; GLOBAL SECURITY

It is anticipated that DTC will act as securities depository for the Shares. DTC is a limited-purpose trust company organized under the laws of the State of New York, a member of the U.S. Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities of DTC Participants and to facilitate the clearance and settlement of transactions in such securities among the DTC Participants through electronic book-entry changes. This eliminates the need for physical movement of securities certificates. DTC Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations, some of whom (and/or their representatives) own DTC. Access to the DTC system is also available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a DTC Participant, either directly or indirectly. DTC has agreed to administer its book entry system in accordance with its rules and by-laws and the requirements of law.

The Sponsor and the Trustee will apply to DTC for acceptance of the Shares in its book-entry settlement system. If the Shares are eligible for book-entry settlement, individual certificates will not be issued for the Shares. Instead, global certificates will be signed by the Trustee and the Sponsor on behalf of the Trust, registered in the name of Cede & Co., as nominee for DTC, and deposited with the Trustee on behalf of DTC. The global certificates will evidence all of the Shares outstanding at any time. The representations, undertakings and agreements made on the part of the Trust in the global certificates will be made and intended for the purpose of binding only the Trust and not the Trustee or the Sponsor individually.

Upon the settlement date of any creation, transfer or redemption of Shares, DTC will credit or debit, on its book-entry registration and transfer system, the amount of the Shares so created, transferred or redeemed to the accounts of the appropriate DTC Participants. The Trustee and the Authorized Participants will designate the accounts to be credited and charged in the case of creation or redemption of Shares.

Beneficial ownership of the Shares is limited to DTC Participants, Indirect Participants and persons holding interests through DTC Participants and Indirect Participants. Ownership of beneficial interests in the Shares will be shown on, and the transfer of ownership will be effected only through, records maintained by DTC (with respect to DTC Participants), the records of DTC Participants (with respect to Indirect Participants) and the records of Indirect Participants (with respect to Shareholders that are not DTC Participants or Indirect Participants). A Shareholder is expected to receive a written confirmation relating to the purchase from or through the DTC Participant maintaining the account through which the Shareholder purchased its Shares.

A Shareholder that is not a DTC Participant may transfer its Shares through DTC by instructing the DTC Participant or Indirect Participant through which the Shareholder holds its Shares to transfer the Shares. A Shareholder that is a DTC Participant may transfer its Shares by instructing DTC in accordance with the rules of DTC. Transfers will be made in accordance with standard securities industry practice.

DTC may discontinue providing its service with respect to the Shares by giving notice to the Trustee and the Sponsor. Under such circumstances, the Trustee and the Sponsor would either find a replacement for DTC to perform its functions at a comparable cost or, if a replacement is unavailable, terminate the Trust.

The rights of the Shareholders generally must be exercised by DTC Participants acting on their behalf in accordance with the rules and procedures of DTC. Because it is anticipated that the Shares will only be held in book-entry form through DTC and DTC Participants, investors will rely on DTC, DTC Participants and any other financial intermediary through which they hold the Shares to receive the benefits and exercise the rights described in this section of the prospectus. Investors should consult with their brokers or banks to find out about procedures and requirements for securities held in book-entry form through DTC.

SHARE SPLITS

If the Sponsor believes that the per-Share price on NYSE Arca is outside a desirable trading range, then the Sponsor may direct the Trustee to declare a split or reverse split in the number of Shares outstanding and to make a corresponding change in the number of Shares constituting a Basket.

BOOKS AND RECORDS

The Trustee will keep books for the registration of Shares that will be open to inspection by any person who establishes to the Trustee’s satisfaction that such person is a registered Shareholder upon reasonable advance notice at all reasonable times during the usual business hours of the Trustee.

The Trustee keeps a copy of the Depositary Trust Agreement on file in its office which is available for inspection on reasonable advance notice at all reasonable times during its usual business hours by any registered Shareholder. A copy of the Depositary Trust Agreement has also been filed as an exhibit to the registration statement of which this prospectus is part and is available on the SEC’s website at www.sec.gov. Under the Depositary Trust Agreement, the Trustee may be removed if it fails to maintain capital, surplus and undivided profits of $500 million.

STATEMENTS, FILINGS AND REPORTS

After the end of each fiscal year and within the time period required by applicable law, the Sponsor will cause to be prepared an annual report for the Trust containing audited financial statements. The annual report will be in such form and contain such information as is then required by applicable laws, rules and regulations and may contain such additional information which the Sponsor deems appropriate. The annual report will be filed with the SEC and NYSE Arca and shall be distributed to DTC and to such other persons as shall be required by applicable laws, rules and regulations.

The Sponsor is responsible for the registration and qualification of the Shares under the federal securities laws. The Sponsor will also prepare, or cause to be prepared, and file any periodic reports or current reports required under the Securities Exchange Act. The Trustee will assist and support the Sponsor in the preparation of such reports.

The Deposit Accounts will be audited, as required by law and as may be directed by the Sponsor, by independent certified public accountants designated from time to time by the Sponsor. The accountants’ report will be furnished by the Trustee to Shareholders upon request.

The costs incurred in connection with such statements, filings and reports are expenses of the Sponsor. If, however, legal fees and expenses exceed $100,000 per year, the excess will be expenses of the Trust. See “Investment Attributes of the Trust — Trust Expenses.”

TERMINATION OF THE TRUST

The Trustee will set a date on which the Depositary Trust Agreement will terminate and mail notice of that termination to the registered holders of Shares at least 30 days prior to the date set for termination if any of the following occur:

•	the Sponsor resigns or is unable to perform its duties or becomes bankrupt or insolvent and the Trustee does not appoint a successor and does not agree to act as sponsor;

•	Shareholders holding at least 75% of the outstanding Shares notify the Trustee that they elect to terminate the Trust;

•	the Depository resigns or is removed; or

•

the Trustee receives notice from the IRS or from counsel for the Trust or the Sponsor that the Trust fails to qualify for treatment, or will not be treated, as a grantor trust under the Internal Revenue Code.

In addition, if any of the following events occurs, the Trustee will set a date on which the Depositary Trust Agreement will terminate and mail notice of that termination to the registered holders of Shares at least 30 days prior to the date set for termination if the Sponsor, having been notified by the Trustee of the occurrence of any such event, has notified the Trustee in writing that it has determined, in its sole discretion, to terminate the Depositary Trust Agreement:

•	the Trustee is notified that the Shares are delisted from NYSE Arca and have not been approved for listing on another national securities exchange within five business days of their delisting;

•	the SEC determines that the Trust is an investment company under the Investment Company Act, as amended, and the Trustee has actual knowledge of the determination;

•	the NAV of the Trust remains less than $100 million for 30 consecutive business days at any time after the first 90 days of the Shares being traded on NYSE Arca;

•	all of the Trust’s assets are sold;

•

the aggregate market capitalization of the Trust, based on the closing price for the Shares, remains less than $300 million for five consecutive trading days beginning after the first anniversary of the Trust’s inception; or

•	DTC stops providing book-entry settlement services for the Shares.

The Trustee may set a date on which the Trust will terminate and mail notice of that termination to the Shareholders at least 30 days prior to the date set for termination if 60 days have elapsed since the Trustee gave the Sponsor notice of its election to resign and no successor trustee appointed by the Sponsor has accepted appointment as Trustee.

The Trust will terminate on [            ], 2048 if it has not been terminated prior to that date.

AMENDMENTS

Subject to certain limitations prohibiting any amendment of certain sections of the Depositary Trust Agreement, the Trustee and the Sponsor may amend most provisions of the agreement without the consent of any Shareholders. Any amendment that imposes or increases any fees or charges (other than taxes and other governmental charges, registration fees or other such expenses) or that otherwise prejudices any substantial existing right of the Shareholders will not become effective as to outstanding Shares until 30 days after written notice of such amendment is given to the registered Shareholders. Every registered Shareholder, at the time any amendment so becomes effective, will be deemed, by continuing to hold any Shares or an interest therein, to consent and agree to such amendment and to be bound by the Depositary Trust Agreement as amended thereby. In no event will any amendment impair the right of the registered Shareholders to surrender Baskets and receive the amount of Trust property represented by the Baskets, except in order to comply with mandatory provisions of applicable law.

GOVERNING LAW; CONSENT TO NEW YORK JURISDICTION

The Depositary Trust Agreement, and the rights of the Sponsor, the Trustee and DTC (as registered owner of the Trust’s global certificates for Shares) and the Shareholders under the Depositary Trust Agreement, are governed by the laws of the State of New York. The Sponsor, the Trustee and DTC and, by accepting Shares, each DTC Participant and each Shareholder, consents to the jurisdiction of any state or federal court in The City of New York, State of New York, in which any suit or proceeding arising out of or relating to Shares, the Trust property or the Depositary Trust Agreement may be instituted.

United States Federal Tax Consequences

The following discussion of the material U.S. federal income tax consequences that generally apply to the purchase, ownership and disposition of Shares by a U.S. Shareholder (as defined below), and certain U.S. federal income, gift and estate tax consequences that may apply to an investment in Shares by a Non-U.S. Shareholder (as defined below), represents, insofar as it describes conclusions as to U.S. federal tax law and subject to the limitations and qualifications described therein, the opinion of Foley & Lardner LLP, special United States federal tax counsel to the Sponsor. The discussion below is based on the Internal Revenue Code, Treasury Regulations promulgated under the Internal Revenue Code and judicial and administrative interpretations of the Internal Revenue Code, all as in effect on the date of this prospectus and all of which are subject to change either prospectively or retroactively. The tax treatment of Shareholders may vary depending upon their own particular circumstances. Certain Shareholders (including broker-dealers, traders or other investors with special circumstances) may be subject to special rules not discussed below. Moreover, the discussion below does not address the effect of any state, local or foreign tax law on an owner of Shares. Purchasers of Shares are urged to consult their own tax advisors with respect to all federal, state, local and foreign tax law considerations potentially applicable to their investment in Shares.

For purposes of this discussion, a “U.S. Shareholder” is a Shareholder that is:

•	An individual who is treated as a citizen or resident of the United States for U.S. federal income tax purposes;

•	A corporation created or organized in or under the laws of the United States or any political subdivision thereof;

•	An estate, the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source; or

•

A trust, if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons (within the meaning of Internal Revenue Code section 7701(a)(30)) have the authority to control all substantial decisions of the trust, or if the trust has a valid election in effect under applicable Treasury regulations to be treated as a United States person.

For purposes of this discussion, a “Non-U.S. Shareholder” is a Shareholder that is not a U.S. Shareholder as defined above and that is classified for U.S. federal income tax purposes as being neither a partnership nor a “disregarded entity.” For U.S. federal income tax purposes, the treatment of any beneficial owner of an interest in an entity classified as a partnership for U.S. federal income tax purposes will generally depend upon the status of the partner and upon the activities of the partnership. Partnerships and partners in partnerships should consult their tax advisors about the U.S. federal income tax consequences of purchasing, owning and disposing of Shares. For U.S. federal income tax purposes, the assets held by any entity that is classified as a “disregarded entity” and that has a single member are generally deemed to be held directly by such member.

TAXATION OF THE TRUST

The Trust is classified as a “grantor trust” for U.S. federal income tax purposes. As a result, the Trust itself is not subject to U.S. federal income tax. Instead, the Trust’s income and expenses “flow through” to the Shareholders, and the Trustee will report the Trust’s income, gains, losses and deductions to the Internal Revenue Service on that basis.

TAXATION OF U.S. SHAREHOLDERS

Shareholders generally will be treated, for U.S. federal income tax purposes, as if they directly owned a pro rata share of the assets held in the Trust. Shareholders also will be treated as if they directly received their respective pro rata shares of the Trust’s income, if any, and as if they directly incurred their respective pro rata shares of the Trust’s expenses. In the case of a U.S. Shareholder that acquires Shares as part of a creation of a Basket, the delivery of Russian Rubles to the Trust in exchange for the Shares will not be a taxable event to the Shareholder. With respect to the increase in the amount of the U.S. Shareholder’s share of the Russian Rubles held in the Trust that results from such a delivery, the Shareholder’s aggregate tax basis (as determined immediately after such delivery) in those Russian Rubles that are held in the Trust and that are attributable to such increase, and the Shareholder’s aggregate tax basis in the Shares received upon such delivery, will each be the same as the Shareholder’s aggregate tax basis (as determined immediately prior to such delivery) in the Russian Rubles that are delivered by the Shareholder to the Trust.

Any Shares that are received by a U.S. Shareholder to evidence the Shareholder’s pro rata share of any interest earnings of the Trust generally will have a tax basis equal to the USD-equivalent of the amount of the Shareholder’s pro rata share of the interest earnings.

When the Trust converts Russian Rubles to USD — for example, to pay expenses incurred in USD (which is not anticipated) or to make distributions to Shareholders — or when the Trust pays expenses in Russian Rubles, a U.S. Shareholder generally will recognize gain or loss in an amount equal to the difference between (1) the Shareholder’s pro rata share of the amount realized by the Trust upon the conversion, or the Shareholder’s pro rata share of the USD-equivalent of the Russian Rubles used to pay expenses, and (2) the Shareholder’s tax basis for its pro rata share of the Russian Rubles that were converted or used to pay expenses. As described in “Investment Attributes of the Trust — Trust Expenses” and “Description of the Depositary Trust Agreement — Expenses of the Trust,” each month the Trustee will first withdraw Russian Rubles the Trust has earned as interest to pay expenses. It is anticipated that the conversion of Russian Rubles (for purposes of paying expenses and making distributions) and the payment of expenses in Russian Rubles will occur on the same day that the Trust receives Russian Rubles earned as interest. The Trust will use a “last in first out” method to determine the tax basis of the Russian Rubles that are converted to USD or used to pay expenses. Accordingly, U.S. Shareholders will recognize interest income at the time that Russian Rubles are received by the Trust as interest earnings, but will generally recognize no further gain or loss if the Russian Rubles received are, on the date of receipt, either converted to USD or used to pay expenses.

The Sponsor’s fee accrues daily and is payable monthly. For U.S. federal income tax purposes, an accrual-basis U.S. Shareholder generally will be required to take into account as an expense its allocable share of the USD-equivalent of the amount of the Sponsor’s fee that is accrued on each day, with such USD-equivalent being determined by the currency exchange rate that is in effect on the respective day. To the extent that the currency exchange rate on the date of payment of the accrued amount of the Sponsor’s fee differs from the currency exchange rate in effect on the day of accrual, the U.S. Shareholder will recognize a currency gain or loss for U.S. federal income tax purposes.

Redemption of some or all of a U.S. Shareholder’s Shares in exchange for the underlying Russian Rubles represented by the Shares redeemed generally will not be a taxable event to the Shareholder. The Shareholder’s tax basis for the Russian Rubles received in the redemption generally will be the same as the Shareholder’s tax basis for the portion of its pro rata share of the Russian Rubles held in the Trust immediately prior to the redemption that is attributable to the Shares redeemed. In determining the portion of the U.S. Shareholder’s total tax basis in the Russian Rubles held in the Trust that is attributable to the Shares redeemed, the U.S. Shareholder generally will be required to use the method, if any, that it has used previously to determine the tax basis of nonfunctional currency amounts withdrawn from accounts with a bank or other financial institution. A subsequent sale of the Russian Rubles received by the Shareholder will be a taxable event.

U.S. Shareholders that hold multiple lots of Shares, or that are contemplating acquiring multiple lots of Shares, are urged to consult their own tax advisers as to the determination of the tax basis for the underlying Russian Rubles related to such Shares.

In the case of a U.S. Shareholder that uses the USD as its functional currency, any gain or loss recognized by such U.S. Shareholder upon the sale of Shares, or upon the sale of Russian Rubles by the Trust, generally will be treated under Internal Revenue Code section 988 as ordinary income or loss for U.S. federal income tax purposes. The share of any interest income earned by the Trust that is allocable to a U.S. Shareholder will be treated as ordinary income for U.S. federal income tax purposes.

BROKERAGE FEES AND TRUST EXPENSES

Any brokerage or other transaction fee incurred by a Shareholder in purchasing Shares will be treated as part of the Shareholder’s tax basis in the underlying assets of the Trust. Similarly, any brokerage fee incurred by a Shareholder in selling Shares will reduce the amount realized by the Shareholder with respect to the sale. Shareholders will be required to recognize gain or loss upon a sale of Russian Rubles by the Trust (as discussed above), even though some or all of the proceeds of such sale are used by the Trustee to pay Trust expenses.

Shareholders may deduct their respective pro rata shares of each expense incurred by the Trust to the same extent as if they directly incurred the expense. Shareholders who are individuals, estates or trusts, however, may be required to treat some or all of the expenses of the Trust as miscellaneous itemized deductions. Individuals may deduct certain miscellaneous itemized deductions only to the extent they exceed 2% of adjusted gross income. In addition, such deductions may be subject to phase-outs and other limitations under applicable provisions of the Internal Revenue Code.

INVESTMENT BY REGULATED INVESTMENT COMPANIES

Mutual funds and other investment vehicles which are “regulated investment companies” within the meaning of Internal Revenue Code section 851 should consult with their tax advisors concerning (1) the likelihood that an investment in Shares, although they are a “security” within the meaning of the Investment Company Act, may be considered an investment in the underlying Russian Rubles for purposes of Internal Revenue Code section 851(b) and (2) the extent to which an investment in Shares might nevertheless be consistent with preservation of the qualification of such vehicles under Internal Revenue Code section 851.

UNITED STATES INFORMATION REPORTING AND BACKUP WITHHOLDING FOR U.S. AND NON-U.S. SHAREHOLDERS

The Trustee will file certain information returns with the IRS, and provide certain tax-related information to Shareholders, in connection with the Trust. Proposed regulations, if finalized in their current form, would require that each Shareholder be provided with information regarding its allocable portion of the Trust’s annual income (if any) and expenses, and sales of Trust assets, including, in the case of a sale of Russian Rubles, the amount of proceeds attributable to each Share. Each Shareholder, however, would be required to determine for itself the amount of gain or loss recognized with respect to such sales.

A U.S. Shareholder may be subject to U.S. backup withholding tax in certain circumstances unless it provides its taxpayer identification number and complies with certain certification procedures. A Non-U.S. Shareholder may have to comply with certification procedures to establish that the Shareholder is not a U.S. person in order to avoid the information reporting and backup withholding tax requirements.

The amount of any backup withholding will be allowed as a credit against a Shareholder’s U.S. federal income tax liability and may entitle such a Shareholder to a refund, provided that the required information is furnished to the IRS.

INCOME TAXATION OF NON-U.S. SHAREHOLDERS

The Trust does not expect to generate taxable income except for gain (if any) upon the sale of Russian Rubles and interest income. A Non-U.S. Shareholder generally will not be subject to U.S. federal income tax with respect to gain recognized upon the sale or other disposition of Shares, or upon the sale of Russian Rubles by the Trust, unless: (1) the Non-U.S. Shareholder is an individual and is present in the United States for 183 days or more during the taxable year of the sale or other disposition, and the gain is treated as being from United States sources; or (2) the gain is effectively connected with the conduct by the Non-U.S. Shareholder of a trade or business in the United States.

A Non-U.S. Shareholder’s share of any interest income earned by the Trust generally will not be subject to U.S. federal income tax unless the Shares owned by such Non-U.S. Shareholder are effectively connected with the conduct by the Non-U.S. Shareholder of a trade or business in the United States.

ESTATE AND GIFT TAX CONSIDERATIONS FOR NON-U.S. SHAREHOLDERS

An individual who is neither a citizen nor a resident (as specially defined for U.S. federal estate and gift tax purposes) of the United States is generally subject to U.S. estate tax on all property that has a U.S. “situs.” An individual who is neither a citizen nor a resident (as specially defined for U.S. federal estate and gift tax purposes) of the United States is generally subject to U.S. federal gift tax on gifts of tangible personal property or real property having a U.S. situs. In addition, the U.S. federal “generation-skipping transfer tax” may apply in certain circumstances if an individual who is neither a citizen nor a resident (as specially defined for U.S. federal estate and gift tax purposes) of the United States makes a transfer of property that has a U.S. situs. Neither the Shares nor the Russian Rubles underlying the Shares should be considered to have a U.S. situs for purposes of the U.S. federal estate tax, gift tax, and generation skipping transfer tax.

Shareholders are urged to consult their tax advisers regarding the possible application of U.S. federal estate, gift, and generation-skipping transfer taxes in their particular circumstances.

TAXATION IN JURISDICTIONS OTHER THAN THE UNITED STATES

Prospective purchasers of Shares that are based in or acting out of a jurisdiction other than the United States are advised to consult their own tax advisers as to the tax consequences, under the laws of such jurisdiction (or any other jurisdiction not being the United States to which they are subject), of their purchase, holding, sale and redemption of or any other dealing in Shares and, in particular, as to whether any value added tax, other consumption tax or transfer tax is payable in relation to such purchase, holding, sale, redemption or other dealing.

ERISA and Related Considerations

The fiduciary investment rules of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) generally apply to private employee benefit plans and to certain investment funds in which such plans participate (“ERISA Investors”). These rules are generally not applicable to individual retirement arrangements (“IRAs”), plans covering only self-employed individuals, governmental plans, church plans or foreign plans (“Non-ERISA Investors”). Consequently, much of the following discussion of the fiduciary issues arising under ERISA is generally not applicable to such investors. Non-ERISA Investors may be subject to various other fiduciary requirements under state law or other applicable law, however, which they should consider before investing in the Shares.

ERISA Investors, as well as IRAs and plans covering only self-employed individuals, are generally subject to the prohibited transaction rules of Section 4975 of the Internal Revenue Code and Section 302 of ERISA.

FIDUCIARY ISSUES

A fiduciary of an ERISA Investor should consider its fiduciary responsibilities under ERISA before investing in the Shares. These duties require the fiduciary to act solely in the interests of the ERISA plan’s participants and beneficiaries. These duties also obligate the fiduciary to consider the appropriateness of any one given investment in light of the ERISA plan’s entire portfolio.

Before investing in the Shares, fiduciaries of ERISA Investors should review and determine (1) ERISA’s fiduciary standards, (2) whether an investment in the Shares would be consistent with ERISA’s prudence and diversification requirements, including consideration of the “Risk Factors” disclosed elsewhere in this prospectus, (3) whether such an investment would constitute a direct or indirect non-exempt prohibited transaction and (4) whether the fiduciaries have the appropriate authority to make the investment under the governing ERISA plan documents and investment policies, as well as under Title I of ERISA.

Fiduciaries of ERISA Investors should also consider prohibitions in ERISA and in the Internal Revenue Code relating to an ERISA Investor engaging in certain transactions involving “plan assets” with persons who are “parties in interest” under ERISA or “disqualified persons” under the Internal Revenue Code with respect to such plan. As noted above, the prohibited transaction provisions of the Internal Revenue Code also apply to some Non-ERISA Investors and such investors also should consider these provisions prior to investing in the Shares. These prohibited transaction rules are complex and may prohibit an investment in the Shares by certain ERISA Investors and Non-ERISA Investors.

ERISA Investors may currently maintain relationships with the Trustee, Sponsor or Depository or their principals or affiliates. Such entities may be deemed parties in interest with respect to an ERISA Investor. ERISA prohibits the use of plan assets for the benefit of a party in interest and also prohibits a fiduciary with respect to an ERISA Investor from using its position to cause an ERISA Investor to make an investment from which it or certain third parties related to the fiduciary would receive a fee or other consideration. Similar provisions are imposed by the Internal Revenue Code with respect to IRAs and retirement plans covering only self employed individuals. In certain cases, exemptions apply with respect to certain transactions that might otherwise be prohibited by ERISA.

Each ERISA Investor should consult with its counsel to determine whether investment in the Shares may be prohibited by ERISA or otherwise would violate ERISA.

Each IRA Non-ERISA Investor should consult with its counsel to determine whether investment in the Shares may be a prohibited transaction for purposes of Section 4975 of the Code.

PLAN ASSET ISSUES

It is anticipated that the Shares will constitute “publicly offered securities” as defined in Section 2510.3-101(b)(2) of the U.S. Department of Labor regulations. Accordingly, Shares purchased by an ERISA Investor will constitute Plan Assets, but the assets of the Trust will not be considered “plan assets” for purposes of ERISA.

Plan of Distribution

In addition to, and independent of, the Sponsor’s purchase and redemption of one Share and the Initial Purchaser’s purchase of three Baskets described below, the Trust issues Shares in Baskets to Authorized Participants in exchange for deposits of the amount of Russian Rubles represented by the Baskets being created on a continuous basis. Because new Shares are created and issued on an ongoing basis, throughout the life of the Trust a “distribution” (as such term is used in the Securities Act) will be occurring. Authorized Participants, other broker-dealers and other persons are cautioned that some of their activities will result in their being deemed participants in a distribution in a manner that would render them statutory underwriters and will subject them to the prospectus-delivery and liability provisions of the Securities Act. For example, an Authorized Participant, other broker-dealer firm or its client will be deemed a statutory underwriter if it purchases a Basket from the Trust, breaks the Basket down into the constituent Shares and sells the Shares to its customers; or if it chooses to couple the creation of a supply of new Shares with an active selling effort involving solicitation of secondary market demand for the Shares. When an Authorized Participant acts as an underwriter, it will be subject to the prospectus delivery requirements of the Securities Act with respect to the customers purchasing Shares from it. A determination of whether one is an underwriter must take into account all the facts and circumstances pertaining to the activities of the broker-dealer or its client in the particular case, and the examples mentioned above should not be considered a complete description of all the activities that would lead to categorization as an underwriter.

A Shareholder who buys or sells Shares from, to, or through a broker-dealer should expect to be charged a commission by the broker-dealer for effecting the transaction. Investors are encouraged to review the terms of their brokerage accounts for details on applicable commissions or charges.

Dealers who are neither Authorized Participants nor “underwriters” but are nonetheless participating in a distribution (as contrasted to ordinary secondary trading transactions), and thus dealing with Shares that are part of an “unsold allotment” within the meaning of section 4(3)(C) of the Securities Act, would be unable to take advantage of the prospectus-delivery exemption provided by section 4(3) of the Securities Act and therefore will be subject to the prospectus delivery requirements of the Securities Act with respect to their clients who purchase Shares from them.

The Distributor is assisting the Sponsor in developing a marketing plan for the Trust, preparing marketing materials regarding the Shares, including the content of the Trust’s website, executing the marketing plan for the Trust and providing strategic and tactical research on the foreign exchange markets, in each case in compliance with applicable laws and regulations.

On [            ], 2008, the Sponsor deposited 2,000 Russian Rubles into the primary deposit account of the Trust in exchange for one Share. That same day the Trustee recorded the Share as owned by the Sponsor. The Sponsor purchased the Share solely for the purpose of forming the Trust and the Sponsor will redeem the Share for 2,000 Russian Rubles immediately after the SEC declares effective the registration statement. In order to provide liquidity at the commencement of trading of the Shares, the Initial Purchaser will deposit 300,000,000 Russian Rubles in the primary deposit account of the Trust and the Trustee will instruct DTC to record, and DTC will record, three Baskets totaling 150,000 Shares (constituting 2,000 Russian Rubles per Share) as owned by the Initial Purchaser.

The Initial Purchaser intends to offer these 150,000 Shares to the public and will therefore be deemed a statutory underwriter. The offering price per Share will vary depending on, among other factors, the price of the Shares on NYSE Arca at the time of the offer. Shares offered by the Initial Purchaser at different times may have different offering prices. The Initial Purchaser will not receive from the Trust, the Sponsor, the Distributor or any of their affiliates any fee or other compensation in connection with the sale of the Shares.

Note to Secondary Market Investors: The Shares can be purchased or redeemed directly from the Trust only in Baskets. Each Basket consists of 50,000 Shares and is expected to be worth several million dollars. Most individual investors, therefore, will not be able to purchase or redeem Shares directly from the Trust. Some of the information contained in this prospectus, including information about buying and selling Shares directly from and to the Trust, is not relevant to most investors. The Shares will be listed and traded on NYSE Arca and may be purchased and sold in lots of Shares. Individuals interested in purchasing Shares in the secondary market should contact their broker-dealers. Shares purchased or sold through a broker dealer can be expected to carry a mark-up, mark-down or commission.

Legal Proceedings

There are no legal proceedings against the Sponsor or the Trust and no legal proceedings against the Trustee or the Depository relating to the operation of the Trust or the offering of the Shares.

Legal Matters

The validity of the Shares will be passed upon for the Sponsor by Foley & Lardner LLP, who, as special United States tax counsel to the Trust, also will render an opinion regarding the material federal income tax consequences relating to the Shares. In addition to receiving customary legal fees, Foley & Lardner LLP will be paid an annual fee for the life of the Trust, which will be borne by M7 Ventures, LLC and based on the NAV of the Trust, for its assistance in developing the structure of the Trust and this offering. The fee paid by M7 Ventures, LLC to Foley & Lardner LLP is separate from and not included in the up to $100,000 per annum in legal fees and expenses paid by the Sponsor.

License

Without conceding that the operation of the Trust or the marketing of or trading in the Shares would infringe any intellectual property owned by BNY, an affiliate of the Sponsor has entered into a License Agreement with BNY granting the Sponsor’s affiliate a non-exclusive, personal and non-transferable license under BNY’s patent application(s) covering systems and methods for securitizing a commodity. The license grant is limited to only allow the Sponsor’s affiliate to establish, operate and market a currency-based securities product based solely on the securitization, in whole or in part, of a single non-U.S. currency. The Sponsor’s affiliate has the right to sublicense affiliates, partners, co-sponsors, joint ventures, trustees, depositaries and agents, but the license cannot be transferred without BNY’s prior written consent. The Sponsor’s affiliate has sublicensed the license to the Sponsor. As consideration for the license, BNY has been appointed as trustee of the Trust. If BNY is terminated as trustee of the Trust it will be paid an annual royalty fee. Any royalty fee incurred will be an expense payable by the Sponsor under the Depositary Trust Agreement. The Sponsor has also agreed to not initiate, directly or indirectly, any legal action against BNY for BNY’s or any of BNY’s affiliates’ use of any improvement, enhancement, modification, derivative work or upgrade made by the Sponsor to the rights sublicensed to it.

Experts

The Statement of Financial Condition as of [            ], 2008 included in this prospectus has been so included in reliance on the report of [            ], an independent registered public accounting firm, given on the authority of said firm as experts in accounting and auditing.

Where You Can Find More Information

The Sponsor has filed on behalf of the Trust a registration statement on Form S-1 with the SEC under the Securities Act. This prospectus does not contain all of the information set forth in the registration statement (including the exhibits to the registration statement), parts of which have been omitted in accordance with the rules and regulations of the SEC. For further information about the Trust or the Shares, please refer to the registration statement, which you may inspect, without charge, at the public reference facilities of the SEC at the below address or online at www.sec.gov, or obtain at prescribed rates from the public reference facilities of the SEC at the below address. Information about the Trust and the Shares also can be obtained from the Trust’s website. The internet address of the Trust’s website is www.currencyshares.com. This internet address is only provided here as a convenience to you to allow you to access the Trust’s website. The information contained on or connected to the Trust’s website is not part of this prospectus or the registration statement of which this prospectus is part.

The Trust is subject to the informational requirements of the Securities Exchange Act. The Sponsor, on behalf of the Trust, will file quarterly and annual reports and other information with the SEC. The reports and other information can be inspected at the public reference facilities of the SEC located at 100 F Street, N.E., Washington, D.C. 20549-4561 and online at www.sec.gov. You also may obtain copies of such material from the public reference facilities of the SEC at prescribed rates. You may obtain more information concerning the operation of the public reference facilities of the SEC by calling the SEC at 1-800-SEC-0330 or visiting online at www.sec.gov.

Form of Report of Independent Registered Public Accounting Firm

To the Sponsor and Shareholder

of CurrencySharesSM Russian Ruble Trust:

In our opinion, the accompanying statement of financial condition presents fairly, in all material respects, the financial position of the CurrencySharesSM Russian Ruble Trust (the “Trust”) at [            ], 2008, in conformity with accounting principles generally accepted in the United States of America. This financial statement is the responsibility of the management of Rydex Specialized Products LLC d/b/a Rydex Investments (the “Sponsor”); our responsibility is to express an opinion on this financial statement based on our audit. We conducted our audit of this financial statement in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statement is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statement, assessing the accounting principles used and significant estimates made by the Sponsor’s management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

[                    ], 2008

CurrencySharesSM Russian Ruble Trust

Form of Statement of Financial Condition

[                    ], 2008

Assets
Current Assets
Russian Ruble Deposits (cash)	$
Total Assets	$

Liabilities and Shareholders’ Equity
Current Liabilities
Commitments and Contingent Liabilities (Note 7)	$
Redeemable Capital Shares, at redemption value, no par value, [ ] authorized — 1 issued and outstanding	$	[	]
Total Liabilities and Shareholders’ Equity	$	[	]

See Notes to Financial Statement.

Notes to Financial Statement

1.	Organization and Description of the Trust

The CurrencySharesSM Russian Ruble Trust (the “Trust”) was formed under the laws of New York on [            ], 2008 when the Sponsor deposited 2,000 Russian Rubles in the Trust’s primary deposit account held by JPMorgan Chase Bank, N.A., London Branch (the “Depository”). The sponsor is Rydex Specialized Products LLC d/b/a “Rydex Investments” (the “Sponsor”), a Delaware limited liability company whose sole member is PADCO Advisors II, Inc. (also d/b/a/ “Rydex Investments”). The Sponsor is responsible for, among other things, overseeing the performance of the Trustee and the Trust’s principal service providers, including the preparation of financial statements. The trustee, The Bank of New York (the “Trustee”), is responsible for the day-to-day administration of the Trust. The investment objective of the Trust is for the Trust’s shares (the “Shares”) to reflect the price in USD of the Russian Ruble. The Trust’s assets consist only of Russian Rubles on demand deposit in two deposit accounts maintained by JPMorgan Chase Bank, N.A., London Branch: a primary deposit account which earns interest and a secondary deposit account which does not earn interest. The secondary deposit account is used to account for interest received and paid out on creations and redemptions of Baskets (blocks of 50,000 Shares). The secondary deposit account is also used to account for interest earned on the primary deposit account, pay Trust expenses and distribute any excess interest to Shareholders on a monthly basis. The Trust offers a vehicle for investors to own and trade Russian Rubles based on a share format. In addition to the 2,000 Russian Rubles deposited by the Sponsor, [            ] will deposit 300,000,000 Russian Rubles in the primary deposit account of the Trust once the Trust’s registration statement is declared effective.

2.	Significant Accounting Policies

A.	Russian Ruble Deposits

Russian Ruble Deposits consists of a Russian Ruble-denominated, interest-bearing demand account and a Russian Ruble-denominated, non-interest-bearing account.

B.	Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of the assets and liabilities and disclosures of contingent liabilities at the date of the financial statements. Actual results could differ from those estimates.

C.	Foreign Currency Translation

The Trustee will calculate the Trust’s NAV each business day, as described in Note 3 below. For NAV calculation purposes, Russian Ruble Deposits (cash) are translated at the Closing Rate, which is the Russian Ruble/U.S. dollar (“USD”) exchange rate as reported by Reuters America LLC (“Reuters”) at 4:00 PM (New York time) on each day that NYSE Arca is open for regular trading.

The functional currency of the Trust is the Russian Ruble in accordance with Financial Accounting Standard (“FAS”) 52, Foreign Currency Translation. For financial statement reporting purposes, the USD is the reporting currency. As a result, the financial statements are translated from Russian Rubles to USD. Any currency translation adjustment is included in Comprehensive Income.

D.	Federal Income Taxes

The Trust is treated as a “grantor trust” for federal income tax purposes and, therefore, no provision for federal income taxes is required. Interest, gains and losses are “passed through” to the holders of Shares of the Trust.

Shareholders generally will be treated, for U.S. federal income tax purposes, as if they directly owned a pro rata share of the assets held in the Trust. Shareholders also will be treated as if they directly received their respective pro rata shares of the Trust’s income, if any, and as if they directly incurred their respective pro rata shares of the Trust’s expenses. The acquisition of Shares by a U.S. Shareholder as part of a creation of a Basket will not be a taxable event to the Shareholder.

The Sponsor’s fee accrues daily and is payable monthly. For U.S. federal income tax purposes, an accrual-basis U.S. Shareholder generally will be required to take into account as an expense its allocable share of the USD-equivalent of the amount of the Sponsor’s fee that is accrued on each day, with such USD-equivalent being determined by the currency exchange rate that is in effect on the respective day. To the extent that the currency exchange rate on the date of payment of the accrued amount of the Sponsor’s fee differs from the currency exchange rate in effect on the day of accrual, the U.S. Shareholder will recognize a currency gain or loss for U.S. federal income tax purposes.

The Trust does not expect to generate taxable income except for gain (if any) upon the sale of Russian Rubles and interest income. A Non-U.S. Shareholder generally will not be subject to U.S. federal income tax with respect to gain recognized upon the sale or other disposition of Shares, or upon the sale of Russian Rubles by the Trust, unless: (1) the Non-U.S. Shareholder is an individual and is present in the United States for 183 days or more during the taxable year of the sale or other disposition, and the gain is treated as being from United States sources; or (2) the gain is effectively connected with the conduct by the Non-U.S. Shareholder of a trade or business in the United States.

A Non-U.S. Shareholder’s share of any interest income earned by the Trust generally will not be subject to U.S. federal income tax unless the Shares owned by such Non-U.S. Shareholder are effectively connected with the conduct by the Non-U.S. Shareholder of a trade or business in the United States.

E.	Revenue Recognition

Interest on the primary deposit account accrues and is recorded daily as earned and is received on a monthly basis.

F.	Dividends

To the extent that the interest earned by the Trust exceeds the sum of the Sponsor’s fee for the prior month plus other Trust expenses, if any, the Trust will distribute, as a dividend, the excess interest earned in Russian Rubles. The Trustee will direct that the excess Russian Rubles be converted into USD at a prevailing market rate and the Trustee will distribute the USD as promptly as practicable to Shareholders on a pro rata basis (in accordance with the number of Shares that they own).

3.	Redeemable Capital Shares

Shares are classified as “redeemable” for financial statement purposes, since they are subject to redemption. Shares are issued and redeemed continuously in Baskets of 50,000 Shares in exchange for Russian Rubles. Individual investors cannot purchase or redeem Shares in direct transactions with the Trust. Authorized Participants, as defined below, are the only persons that may place orders to create and redeem Baskets. An Authorized Participant is a DTC participant that is a registered broker-dealer or other institution eligible to settle securities transactions though the book-entry facilities of the DTC and which has entered into a contractual arrangement with the Trust and the Sponsor governing, among other matters, the creation and redemption process. Authorized Participants may redeem their Shares at any time in the prescribed aggregations of 50,000 Share Baskets.

Due to expected continuing sales and redemption of capital stock and the three-day period for settlement of the Shares, the Trust reflects Shares sold as a receivable, rather than a contra equity, on the trade date. Shares redeemed are reflected as a liability on the trade date. Outstanding Shares are reflected at redemption value, which is the net asset value per Share at the period end date. Adjustments to present redeemable capital shares at redemption value are recorded against retained earnings or, in the absence of retained earnings, by charges against the cumulative translation adjustment.

The Trustee will calculate the Trust’s NAV each business day. To calculate the NAV, the Trustee will subtract the Sponsor’s accrued fee through the previous day from the Russian Rubles held by the Trust (including all unpaid interest accrued through the preceding day) and calculate the value of the Russian Rubles in U.S. dollars based upon the Closing Rate. If, on a particular evaluation day, the Closing Rate is not reported by 4:30 PM (New York time), then the most recent Closing Rate shall be used to determine the NAV of the Trust unless the Trustee, in consultation with the Sponsor, determines that such price is inappropriate to use as the basis for such valuation. In the event that the Trustee and the Sponsor determine that the most recent Closing Rate is not an appropriate basis for valuation of the Trust’s Russian Rubles, the Trustee and the Sponsor shall determine an alternative basis for such evaluation to be employed by the Trustee. The Trustee also determines the NAV per Share, which equals the NAV of the Trust divided by the number of outstanding Shares. Shares deliverable under a purchase order are considered outstanding for purposes of determining NAV per Share; Shares deliverable under a redemption order are not considered outstanding for this purpose.

4.	Sponsor’s Fee

The Sponsor’s fee accrues daily at an annual nominal rate of 0.40% of the Russian Rubles in the Trust (including all unpaid interest but excluding unpaid fees, each as accrued through the immediately preceding day) and is paid monthly. The Sponsor assumes and pays the following administrative and marketing expenses incurred by the Trust: the Trustee’s monthly fee, NYSE Arca listing fees, SEC registration fees, typical maintenance and transaction fees of the Depository, printing and mailing costs, audit fees and expenses, up to $100,000 per year in legal fees and expenses, and applicable license fees. The Sponsor has also paid the costs of the Trust’s organization and the initial sales of the Shares, which were approximately $[            ] when the Trust was formed.

In certain exceptional cases the Trust will pay for some expenses in addition to the Sponsor’s fee. These exceptions include expenses not assumed by the Sponsor (i.e., expenses identified in the preceding paragraph), taxes and governmental charges, expenses and costs of any extraordinary services performed by the Trustee or the Sponsor on behalf of the Trust or action taken by the Trustee or the Sponsor to protect the Trust or the interests of Shareholders, indemnification of the Sponsor under the Depositary Trust Agreement, audit fees, and legal expenses in excess of $100,000 per year.

5.	Related Parties

The Sponsor is a related party of the Trust. The Sponsor oversees the performance of the Trustee and the Trust’s principal service providers, including the preparation of financial statements, but does not exercise day-to-day oversight over the Trustee or the Trust’s service providers. The Sponsor has also paid the costs of the Trust’s organization and the initial sales of the Shares, as described in Note 4.

6.	Concentration Risk

All of the Trust’s assets are holdings of Russian Rubles, which creates a concentration risk associated with fluctuations in the price of the Russian Ruble. Accordingly, a decline in the price of the Russian Ruble will have an adverse effect on the value of the Shares of the Trust. Factors that may have the effect of causing a decline in the price of the Russian Ruble include national debt levels and trade deficits, domestic and foreign inflation rates, domestic and foreign interest rates, investment and trading activities of institutions and global or regional political, economic or financial events and situations. Substantial sales of Russian Rubles by the official sector (central banks, other governmental agencies and related institutions that buy, sell and hold Russian Rubles as part of their reserve assets) could adversely affect an investment in the Shares.

7.	Commitments and Contingencies

Under the Trust’s organizational documents, the Sponsor is indemnified against any liability or expense it incurs without negligence, bad faith or willful misconduct on its part. The Trust’s maximum exposure under these arrangements is unknown, as this would involve future claims that may be made against the Trust that have not yet occurred.

PART II — INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution.

The expenses expected to be incurred in connection with the issuance and distribution of the securities being registered are as set forth below. Except for the SEC registration fee, all such expenses are estimated.

SEC Registration Fee	$496
Printing and Engraving Expenses	10,000
Legal Fees and Expenses (1)	40,000
Insurance	10,000
Accounting	45,000
Miscellaneous	4,504

Total	$110,000

(1)	Excludes the additional fee of Foley & Lardner LLP based on the NAV of the Trust.

Item 14.	Indemnification of Directors and Officers.

The Sponsor is a limited liability company formed as such under Delaware law. Section 18-108 of the Delaware Limited Liability Company Act provides that a limited liability company may indemnify and hold harmless any members, managers or other persons against any and all claims and demands whatsoever, subject to any standards and restrictions set forth in the limited liability company agreement of the limited liability company.

Section 18 of the Sponsor’s Limited Liability Company Agreement provides that, to the fullest extent permitted by applicable law, a member or officer of the Sponsor will be entitled to indemnification from the Sponsor for any loss, damage or claim incurred by the member or officer for any act or omission performed or omitted by the member or officer in good faith on behalf of the Sponsor and in a manner reasonably believed to be within the scope of the authority conferred on the member or officer by the Sponsor’s Limited Liability Company Agreement; provided, however, that no member or officer will be entitled to be indemnified if the loss, damage or claim was due to the member’s or officer’s fraud or willful misconduct. A member’s or officer’s reasonably incurred costs and expenses in defending pending or threatened actions, suits or proceedings will be paid in advance by the Sponsor if the member or officer provides an undertaking to repay the amounts advanced if it is ultimately determined that the member or officer is not entitled to be indemnified by the Sponsor. The indemnity and the advance of expenses are limited to the Sponsor’s assets, and no member of the Sponsor will have personal liability for such indemnity.

Section 7.1(d) of the Depositary Trust Agreement provides that the Sponsor and its directors, Shareholders, officers, employees, affiliates and subsidiaries will be indemnified from the Trust and held harmless against any loss, liability or expense incurred by an indemnified party without (1) negligence, bad faith, willful misconduct or willful malfeasance on the part of the indemnified party arising out of or in connection with the performance of its obligations under the Depositary Trust Agreement or any actions taken in accordance with the provisions of the Depositary Trust Agreement or (2) the indemnified party’s reckless disregard of its obligations and duties under the Depositary Trust Agreement. The indemnity will include payment from the Trust of the indemnified party’s costs and expenses of defending itself against any claim or liability based on its capacity as Sponsor under the Depositary Trust Agreement.

Item 15.	Recent Sales of Unregistered Securities.

Not applicable.

Item 16.	Exhibits and Financial Statement Schedules.

(a) Exhibits

Exhibit Number	Description
3.1	Certificate of Formation of Rydex Specialized Products LLC*

3.2	Limited Liability Company Agreement of Rydex Specialized Products LLC*

4.1	Form of Depositary Trust Agreement

4.2	Form of Participant Agreement*

5.1	Opinion of Foley & Lardner LLP as to legality**

8.1	Opinion of Foley & Lardner LLP as to tax matters**

10.1	Form of Sublicense Agreement*

10.2	Form of Deposit Account Agreement

23.1	Consent of Independent Registered Public Accounting Firm**

23.2	Consents of Foley & Lardner LLP (included in Exhibits 5.1 and 8.1)**

24.1	Power of Attorney (included on the signature page to this registration statement)*

*	Previously filed,
**	To be filed by amendment.

(b) Financial Statement Schedules

Not applicable.

Item 17.	Undertakings.

The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

(5)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i)	If the registrant is relying on Rule 430B (Section 230.430B of this chapter):

A.	Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

B.	Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

(ii)	If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(6)

That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned II-3 registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(7)	That, for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(8)	That, for purposes of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Rockville, State of Maryland, on July 21, 2008.

CURRENCYSHARESSM RUSSIAN RUBLE TRUST

By	Rydex Specialized Products LLC
Sponsor of the CurrencySharesSM Russian Ruble Trust

	By:	/s/ KEVIN FARRAGHER
Kevin Farragher
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Capacity	Date

/S/ KEVIN FARRAGHER KEVIN FARRAGHER	Chief Executive Officer (principal executive officer)	July 21, 2008

/S/ NICK BONOS NICK BONOS	Director and Chief Financial Officer (principal financial officer and principal accounting officer)	July 21, 2008

/S/ CARL G.VERBONCOEUR CARL G. VERBONCOEUR	Director and Treasurer	July 21, 2008

/S/ MICHAEL BYRUM MICHAEL BYRUM	Director	July 21, 2008

Exhibit Index

Exhibit Number	Description
3.1	Certificate of Formation of Rydex Specialized Products LLC*

3.2	Limited Liability Company Agreement of Rydex Specialized Products LLC*

4.1	Form of Depositary Trust Agreement

4.2	Form of Participant Agreement*

5.1	Opinion of Foley & Lardner LLP as to legality**

8.1	Opinion of Foley & Lardner LLP as to tax matters**

10.1	Form of Sublicense Agreement*

10.2	Form of Deposit Account Agreement

23.1	Consent of Independent Registered Public Accounting Firm**

23.2	Consents of Foley & Lardner LLP (included in Exhibits 5.1 and 8.1)**

24.1	Power of Attorney (included on the signature page to this registration statement)*

*	Previously filed.
**	To be filed by amendment.